EXHIBIT 10.9

LICENSE AGREEMENT

between

EMORY UNIVERSITY

and

PHARMASSET, LTD.

(Enantiomerically Enriched FTC)

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

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THIS LICENSE AGREEMENT is made and entered into as of this 8th day of December, 1998, by and between EMORY UNIVERSITY, a Georgia non-profit corporation with principal offices located at 1380 South Oxford Road, Atlanta, Georgia 30322 (hereinafter “EMORY”), and PHARMASSET, LTD., a Barbados corporation with corporate headquarters located at 1795 Peachtree Road, N.E., Suite 350, Atlanta, Georgia 30309-2339 (hereinafter “LICENSEE”).

WITNESSETH:

WHEREAS, EMORY is the assignee of all right, title, and interest in inventions developed by employees of EMORY and is responsible for the protection and commercial development of such inventions; and

WHEREAS, Raymond F. Schinazi, Ph.D., Dennis Liotta, Ph.D. and Woo Baeg Choi, Ph.D., did, during their course of employment with Emory University, develop certain inventions claimed in the issued patents and patent applications identified in EXHIBIT “A” of this Agreement; and

WHEREAS, EMORY entered into a license agreement on April 17, 1996 with Triangle Pharmaceuticals, Inc., whereby EMORY granted Triangle exclusive rights to develop the compound sometimes called -FTC, which in the Triangle License Agreement is defined as any mixture of the +enantiomers of FTC wherein the ratio of such -enantiomer to +enantiomer is equal to or greater than 90/10; and

WHEREAS, EMORY, under the terms of the Triangle License Agreement, reserved the right to grant to PHARMASSET commercial rights to develop what is sometimes referred to as Racemic FTC defined as any compound wherein the ratio of the -enantiomer to the +enantiomer of FTC is less than 90/10; and

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WHEREAS, LICENSEE represents that it, either directly or through its Affiliates or sublicensees, has the necessary expertise and resources to fully develop and commercialize the inventions; and

WHEREAS, LICENSEE wishes to obtain certain rights to pursue the development and commercialization of the inventions; and

WHEREAS, EMORY wishes to grant LICENSEE such rights in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1.

DEFINITIONS

The following terms as used herein shall have the following meaning:

1.1. “Affiliate” shall mean any corporation, partnership or other business entity which is directly or indirectly controlled by LICENSEE or any entity which directly or indirectly controls LICENSEE. “Controls” as used herein means owns directly or indirectly at least thirty percent (30%) of the outstanding voting shares or, in the absence of such ownership or in the case of a non-corporate entity or a non-profit corporation, possession, directly or indirectly, of the power to materially influence the direction of the management and policies of such corporation or non-corporate entity.

1.2. “Agreement” or “License Agreement” shall mean this Agreement, including all Exhibits attached to this Agreement.

1.3. “Effective Date” shall mean the later of (i) the date on which EMORY executes this Agreement, or (ii) the date on which LICENSEE executes this Agreement.

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

1.4. “EMORY Inventors” shall mean Raymond F. Schinazi, Ph.D., Dennis Liotta, Ph.D. and Woo Baeg Choi, Ph.D.

1.5. “Enantiomerically Enriched FTC” or “EEFTC” shall mean any mixture of the -enantiomer with the chemical name (2R-cis)-4-amino-5-fluoro-l-[2-(hydroxymethyl)-1,3-oxathiolan-5-yl]-2(1H)-pyrimidinone and the (+) enantiomer with the chemical name (2S-cis)-4-amino-5-fluoro-1-[2-(hydroxymethyl)-1,3-oxathiolan-5-yl]-2(lH)-pyrimidinone, in which the ratio of such (-) enantiomer to such (+) enantiomer is less than ninety (90) to ten (10), and any salts, esters and [***] derivatives thereof.

1.6. “Field of Use” shall mean all medical applications and uses of Enantiomerically Enriched FTC.

1.7. “Indemnitees” shall mean EMORY, its trustees, employees, students, and their heirs, executors, administrators, successors and legal representatives.

1.8. “License Agreement Year” shall mean the period from the Effective Date of this Agreement through the following one-year period of each year during the term of this Agreement.

1.9. “Licensed Patents” shall mean the patent applications and patents identified in EXHIBIT “A” hereof, together with all divisionals, continuations, reissues, reexaminations and foreign counterparts of such applications or patents.

1.10. “Licensed Product(s)” shall mean any process, service, or product, the manufacture, use or sale of which is covered by a Valid Claim or incorporates or uses any Licensed Technology.

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1.11. “Licensed Technology” shall mean all designs, technical information, know-how, knowledge, data, specifications, test results and other information, whether or not patented, which is known to the EMORY Inventors on the date of this Agreement and is useful for the manufacture, use or sale of any Licensed Product.

1.12. “Licensed Territory” shall mean the world.

1.13. “LICENSEE’s Development Plan” shall mean EXHIBIT “B” of this Agreement.

1.14. “Net Selling Price” of Licensed Products shall mean the gross invoiced price paid to LICENSEE, its Affiliates, or sublicensees by a purchaser of a Licensed Product less the following discounts: a) customary trade, quantity and cash discounts actually allowed and taken; b) credits actually given for rejected or returned Licensed Products; c) freight and insurance costs, if separately itemized on the invoice paid by the customer; d) custom and excise taxes included in the invoiced amount, and e) to the extent separately stated on purchase orders, invoices or other documents of Sale, all taxes including VAT, and sales or similar taxes. Where a Sale is deemed consummated by a gift, use, or other disposition of Licensed Products for other than a selling price stated in cash, the term “Net Selling Price” shall mean the average gross selling price paid to LICENSEE in consideration of Sales of the same quantity of Licensed Products during the six (6) month period immediately preceding such Sale, without reduction of any kind (other than as provided for in a) - d) above). If no Sales of Licensed Products have occurred in the preceding six (6) months, then sales of comparable products shall be used in such determination.

1.15. “Net Selling Price” with respect to any Combination Product (a Licensed Product incorporating additional active ingredients) shall be negotiated in good faith by the parties with

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the intention of agreeing upon a fair and equitable formula; provided, however, that if the parties are unable to agree upon such definition within a reasonable period of time, Net Selling Price with respect to such Combination Product shall mean the gross selling price of such Product paid by independent customers, less all the allowances, adjustments, reductions, discounts, taxes, duties, rebates or other charges referred to in the above definition of Net Selling Price multiplied by a fraction, the numerator of which shall be the average invoice price per gram of compound contained in the most comparable stock keeping unit of a Licensed Product having the compound as the sole active ingredient during the applicable royalty period in a country of the Licensed Territory, when such comparable Licensed Product is Sold for the same indication as such Combination Product, and the denominator of which shall be the average invoice price per gram of the compound sold alone as described immediately above plus the average invoice price(s) per gram of the other active ingredient(s) contained in such Combination Product in such country during the applicable royalty period when such active ingredients are Sold alone for the same indication as such Combination Product. If there is no average invoice price per gram in a given country for a compound or for one or more of the active ingredients comprising a Combination Product, Net Selling Price with respect to such Combination Product shall be deemed to be Fifty Percent (50%) of the gross Sales price of such Combination Product paid by independent customers, less all the allowances, adjustments, reductions, discounts, taxes, duties, rebates or other charges referred to in the above definition of Net Selling Price.

1.16. “Major Market” shall mean the following countries: United States, Great Britain, France, Spain, Italy, Germany and Japan.

1.17. “NDA” shall mean new drug application relating to Licensed Patents and Licensed Technology.

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1.18. “IND” shall mean investigational new drug application relating to Licensed Patents and Licensed Technology.

1.19. “Registration” shall mean the approval to market or sell Enantiomerically Enriched FTC by the United States Food and Drug Administration (FDA) or any successor, agency or authority with similar approval powers.

1.20. “Sale” or “Sold” shall mean the sale, transfer, exchange, or other disposition of Licensed Products whether by gift or otherwise, including, but not limited to, the use of Licensed Products by any person authorized by LICENSEE other than LICENSEE. None of (a) the provision of Licensed Products, prior to the approval of Licensed Products in a country and pursuant to a requirement issued by the appropriate governmental agency in that country, for consumption by or administration to persons for humanitarian purposes or compassionate use, (b) the provision of Licensed Products for use in clinical trials, nor (c) the provision of samples in reasonable quantities without charge for promotional purposes shall be deemed Sales for the purposes of this Agreement. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; (d) if deemed Sold by use, when first put to such use; or (e) if otherwise transferred, exchanged, or disposed of whether by gift or otherwise when such transfer, exchange, gift, or other disposition occurs.

1.21. “U.S. Government Licenses” shall mean the non-exclusive licenses to the U.S. Government or agencies thereof pursuant to NIH grant Nos.: AI26055 and A128731, copies of which licenses are attached hereto as EXHIBIT “C”.

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1.22. “Valid Claim” shall mean a claim included among the Licensed Patents so long as such claim shall not have been irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction.

1.23. “PHARMASSET Letter” shall mean the Letter provided by PHARMASSET to EMORY in which PHARMASSET acknowledges its obligations to comply with Article 2 of the license agreement between Emory University and Triangle Pharmaceuticals of April 17, 1996. A copy of the PHARMASSET Letter is attached to this Agreement as EXHIBIT “D”.

ARTICLE 2.

GRANT OF LICENSE

2.1. License. EMORY hereby grants LICENSEE an exclusive right and license under the Licensed Patents to make, have made, use, import, offer for Sale, and Sell Licensed Products and to practice Licensed Technology for the Field of Use in the Licensed Territory during the term of this Agreement. If any Affiliate exercises any rights granted by EMORY hereunder, LICENSEE shall remain primarily liable to EMORY for the duties and obligations of any Affiliate hereunder, and any breach hereof by an Affiliate is deemed to be a breach by LICENSEE of this Agreement. Except for the right to grant sublicenses under Article 2.3 (as qualified by Articles 2.4 through 2.9), no other rights or licenses are granted.

2.2. Retained License. EMORY retains on behalf of itself, and any research collaborators, a royalty-free right and license to make and use Licensed Products and to practice Licensed Technology for research and educational purposes only.

2.3. Sublicenses. Provided that written approval of EMORY is obtained in advance, which approval shall not be unreasonably withheld, (provided that if the approval of EMORY is withheld solely on the basis of the fact that the financial obligations of the sublicensee under the sublicense would be materially less favorable to EMORY than those of LICENSEE hereunder,

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such withholding of approval shall not be deemed to be unreasonable), LICENSEE shall have the right to grant sublicenses (including further sublicenses thereunder), consistent with this Agreement. If the proposed sublicensee is Triangle Pharmaceuticals, Inc. (“Triangle”) and EMORY has not responded to LICENSEE’s request to sublicense within ten (10) business days after receipt of a proposed sublicense agreement between PHARMASSET and Triangle, such agreement will be assumed to be approved. If the proposed sublicensee is any party other than Triangle and Licensee provides EMORY with a copy of a term sheet promptly following its adoption by Licensee and such sublicensee and EMORY has not responded to LICENSEE’s request to sublicense within fifteen (15) business days after receipt of a proposed sublicense agreement between PHARMASSET and such sublicense, such agreement will be assumed to be approved.

2.4. Sublicensee Performance. EMORY agrees that any sublicensee’s performance of its diligence obligations as set forth in a sublicense agreement approved by EMORY shall be deemed to be performance by LICENSEE of its diligence obligations under this License Agreement including, but not limited to, those set forth in Article 3 hereof. LICENSEE further agrees to attach redacted copies of pertinent portions of this Agreement to sublicense agreements.

2.5. Sublicense Restrictions. The right to sublicense granted to LICENSEE under Article 2.3 is subject to the following conditions:

2.5.1. Within thirty (30) days after LICENSEE enters into any sublicense, LICENSEE must deliver to EMORY a complete copy of the sublicense written in the English language.

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2.5.2. In the event of a termination hereof under Article 12.2, all payments then or thereafter due to LICENSEE from each of its sublicensees shall, upon notice from EMORY to any such sublicensee, become owed directly to EMORY for the account of LICENSEE; provided that EMORY shall remit to LICENSEE the amount by which such payments in the aggregate exceed the total amount owed by LICENSEE to EMORY.

2.5.3. Even if LICENSEE enters into sublicenses, LICENSEE shall remain primarily liable to EMORY for all of LICENSEE’s duties and obligations contained in this Agreement, and in the event of any act or omission of a sublicensee that would be a breach of its sublicense, LICENSEE shall be liable for the performance of its duties and obligations under this Agreement in respect of those matters as to which such breach by sublicensee has occurred.

2.6. Form of Sublicensee Payments. Except as provided for in Article 2.8, LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement without the prior written permission of EMORY.

2.7. Delivery of Sublicense Agreements. LICENSEE agrees to forward to EMORY a copy of any and all sublicense agreements promptly upon execution by the parties.

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

2.8. Sharing of Sublicensee Payments. LICENSEE and EMORY agree to share cash actually received from sublicensing Licensed Patents and Licensed Technology in the following manner:

	EMORY		LICENSEE
Running royalties received from sublicensee(s)	[***]	%	[***]	%

Cash or the cash value of other valuable consideration received from sublicense issue fees, milestone payments, or other fees other than royalties (excluding only (i) funds actually received for use by LICENSEE solely for the pre-clinical or clinical development of Enantionmerically Enriched FTC and (ii) additional equity investments in LICENSEE up to $8 million).	[***]	%	[***]	%

2.9. Taxes. LICENSEE further agrees that all sublicenses shall contain an agreement substantially similar to Article 5.2 of this Agreement. If a sublicensee shall fail to comply with such provision (or the sublicense does not provide for such provision), then EMORY’s percentage, as determined in Article 2.8, shall be adjusted so that EMORY shall receive an amount equal to [***] Percent ([***]%) of the royalty, as calculated without reduction for Taxes withheld or due to be withheld on the payment.

2.10. Sublicense Royalty Floor. LICENSEE agrees that payments to EMORY in respect of royalties received by LICENSEE from any sublicensees shall not be less than [***] ([***]%) percent of the Net Selling Price of all Licensed Products Sold by the sublicensee.

2.11. Milestone Payment. LICENSEE shall pay EMORY, as additional partial consideration a Marketing Milestone of [***] ($[***]) Dollars. The Marketing Milestone shall be payable as follows: on each [***] ($[***]) Dollars in Net Sales (up to a cumulative total of [***] ($[***]) Dollars in Net Sales within the Licensed Territory, a Marketing Milestone

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Payment of [***] ($[***]) Dollars will be due (up to an aggregate of [***] ($[***]) Dollars). Upon payment of the final [***] ($[***]) Dollars in respect of the first [***] ($[***]) Dollars in cumulative Net Sales within the Licensed Territory, the Marketing Milestone Payment obligation shall terminate. Each Marketing Milestone Payment shall be due at the same time the royalty report coveting the royalty period in which such incremental [***] ($[***]) Dollars in Net Sales has been achieved, is due.

2.12. No Implied License. The license and right granted in this Agreement shall not be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Patents or Licensed Technology.

2.13. Government Rights. The Licensed Patents, Licensed Technology, or portions thereof were developed with financial or other assistance through grants or contracts funded by the United States government. LICENSEE acknowledges that in accordance with Public Law 96-517 and other statutes, regulations, and Executive Orders as now exist or may be amended or enacted and the U.S. Government Licenses, the United States government has certain rights in the Licensed Patents and Licensed Technology. LICENSEE shall take all action necessary to enable EMORY to satisfy its obligations under any federal law relating to the Licensed Patents or Licensed Technology. If the United States government should take action which renders it impossible or impractical for EMORY to grant the rights and license granted herein to LICENSEE under this Agreement or otherwise perform EMORY’s obligations under this Agreement, EMORY or LICENSEE may terminate this Agreement immediately by notice to the other party. LICENSEE shall not have any right to the return of any payments of any kind made by it to EMORY prior to the date of termination.

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2.14. Cooperation. During the term of this License Agreement, EMORY shall, at its expense, fully cooperate with LICENSEE in dealing with any persons or entities who may have been previously granted any rights, including manufacturing rights, in respect of any Licensed Patents, Licensed Products or Licensed Technology (all as defined in this License Agreement) including visits to the facilities of any such persons and entities if deemed advisable by EMORY. Without limiting the foregoing, in the event that Triangle is a sublicensee hereunder, EMORY shall use reasonable efforts to facilitate the collaboration between LICENSEE and Triangle, and regardless of the identity of sublicensees EMORY shall make available to LICENSEE any data or intellectual property or other rights relating to FTC obtained during the term hereof from GlaxoWellcome to the extent that making such items available does not violate any obligation of EMORY to GlaxoWellcome or other third party.

2.15. Access to Materials. During the term of this License Agreement, EMORY shall provide LICENSEE with full access upon reasonable notice to all documents and samples, including reagents, which may be in the possession or control of EMORY relating to both the Licensed Patents and Licensed Technology provided to LICENSEE hereunder and shall, within a reasonable period, provide LICENSEE with a true and complete list thereof.

2.16. Cooperation in Regulatory Activities. During the term of this License Agreement, EMORY shall cooperate fully with LICENSEE, in respect of LICENSEE’s pursuit of all regulatory approvals to market and sell Enantiomerically Enriched FTC, provided that all such activities shall be undertaken at the sole expense of LICENSEE.

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2.17. U.S. Manufacture. LICENSEE, either directly or through Affiliates or sublicensees, agrees to use its best efforts to manufacture Licensed Products for United States Sales substantially in the United States.

ARTICLE 3.

DILIGENCE AND COMMERCIALIZATION

3.1. Diligence and Commercialization. LICENSEE shall use its reasonable best efforts, either directly or through Affiliates or sublicensees, throughout the term of this Agreement to comply with LICENSEE’s Development Plan and to bring Licensed Products to market in accordance with LICENSEE’s Development Plan through a thorough, vigorous, and diligent program for exploitation of the right and license granted in this Agreement to LICENSEE and to create, supply, and service in the Licensed Territory as extensive a market as possible. In no instance shall LICENSEE’s reasonable best efforts be less than efforts customary in LICENSEE’s industry.

3.2. Lack of Diligence. If EMORY concludes that LICENSEE is not diligent in development or Sales of Licensed Products pursuant to Article 3.1 for any reason other than a) the withholding by a regulatory agency of marketing approval despite LICENSEE’s diligent effort to obtain such approval; or b) unanticipated technical or scientific problems which have been promptly reported to EMORY in writing; or (c) other causes beyond the reasonable control of LICENSEE which have been promptly reported to EMORY in writing; then EMORY may give notice to LICENSEE stating the basis for its conclusion and, upon the request of EMORY, LICENSEE shall show cause why the license granted hereunder should not be terminated. If within ninety (90) days after LICENSEE’s receipt of said notice, the parties have not resolved the matter through good faith negotiations in a mutually acceptable manner, the parties shall submit the dispute to arbitration under the provisions of Article 14 of this Agreement.

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

ARTICLE 4.

CONSIDERATION FOR LICENSE

4.1. Purchased Shares. In partial consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall issue to EMORY such number of shares (the “Purchased Shares”) of LICENSEE’s Common Stock, no par value Common Stock, as will cause EMORY to own shares of Common Stock representing [***] percent ([***]%) (in addition to any percentage owned at the date hereof by virtue of any other extant license agreement between EMORY and LICENSEE) of the outstanding shares of the capital stock of LICENSEE on a fully diluted basis, assuming the exercise, conversion and/or exchange of all outstanding securities of LICENSEE for or into shares of Common Stock, all on the terms and conditions as set forth in the stock purchase agreement between LICENSEE and EMORY (“Stock Purchase Agreement”), a copy of which is attached as EXHIBIT “E”.

4.2. Antidilution. In partial consideration for the license granted to LICENSEE under this Agreement, until LICENSEE’s receipt of [***] ($[***]) cash in equity financing prior to (and excluding) the initial underwritten public offering for cash of LICENSEE’s equity securities, LICENSEE shall issue to EMORY, for no additional consideration, from time to time, such number of additional shares of Common Stock (collectively, the “Additional Purchased Shares”) as will cause EMORY to continue to hold shares of Common Stock representing such additional [***] percent ([***]%) of the outstanding capital stock of LICENSEE (referenced in Section 4.1 hereof) on a fully diluted basis, assuming the exercise, conversion and/or exchange of all outstanding securities of LICENSEE for or into shares of Common Stock.

4.3. Royalties. As partial consideration for the license granted to LICENSEE under this Agreement, LICENSEE or Affiliates which are not also sublicensees shall pay EMORY a

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

royalty equal to [***] percent ([***]%) of the Net Selling Price of all Licensed Products Sold by LICENSEE or such Affiliates during the term of this Agreement. Royalties shall be due and payable on a semi-annual basis on December 31 and June 30 of each year.

4.4. Minimum Royalties. LICENSEE shall pay annual minimum royalties to EMORY in accordance with the following schedule:

Year after NDA Registration in the First Major Market

2	$	[***]
3	$	[***]
4	$	[***]
5	$	[***]
6 and thereafter	$	[***]

If the actual royalties due under Article 4.3 in any year are greater than the minimum royalty payment due for that year, the minimum royalty will be credited against actual royalties due in that year.

If the minimum royalties due in any year are greater than the actual royalties due for that year, the difference shall become a future credit against [***] percent ([***]%) of each earned royalty payment which LICENSEE would be required to pay pursuant to Article 4.3 hereof until the entire credit is exhausted. In no event shall LICENSEE make a payment less than the minimum royalty due in that year.

Minimum royalties shall be paid for a period of [***] ([***]) years after NDA registration in the first Major Market. After such [***] ([***]) year period, minimum royalties shall be paid only so long as the manufacture, use, offer for Sale, Sale or importation of Licensed Products in the Licensed Territory would, in the absence of this license, infringe a Valid Claim.

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4.5. Reimbursement for Patent Expenses. LICENSEE shall reimburse EMORY for all reasonable external out-of-pocket fees, costs, and expenses heretofore and hereafter during the term of this Agreement paid or incurred by EMORY in filing, prosecuting, and maintaining the Licensed Patents in the Licensed Territory (excluding any currently pending legal proceedings), which expenses are not required to be reimbursed by Triangle or any prior licensee. LICENSEE shall deliver such reimbursement to EMORY within ninety (90) days after EMORY notifies LICENSEE of out-of-pocket fees, costs and expenses and provides LICENSEE with documentation, including copies of invoices, from time to time of the amount of such fees, costs, and expenses which have been paid or incurred by EMORY.

ARTICLE 5.

REPORTS AND PAYMENTS

5.1. Payments. Unless otherwise specified, all payments required under this Agreement shall be payable within thirty (30) days of the due date for each payment. All payments due under this Agreement shall be made in person or via the United States mail or private courier to the following address:

Director, Office of Technology Transfer

Emory University

2009 Ridgewood Drive

Atlanta, Georgia 30322

5.2. Tax Matters. All payments made to EMORY under the terms of this Agreement (without limitation including the delivery of the Purchased Stock and the Additional Purchased Stock, the royalties, the minimum royalties and the amounts due under Article 2.8 and 2.11) shall be made free and clear of any tax, withholding or other governmental charge or levy (other than taxes imposed on the net income of EMORY), all such non-excluded amounts being taxes.

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Should the LICENSEE be obligated by law to withhold any Taxes, the payment due hereunder shall be increased such that after the withholding of the appropriate amount EMORY receives the amount that would have been paid but for the Taxes withheld. Should EMORY be obligated to pay such Taxes, and such Taxes were not satisfied by way of withholding, LICENSEE shall promptly reimburse EMORY for such payment, in an amount such that after the payment of the Taxes, EMORY has received the same amount that it would have received had such Taxes not been payable.

5.3. Progress Reports. LICENSEE will provide EMORY with semi-annual progress reports detailing the activities of LICENSEE relevant to LICENSEE’s Development Plan.

5.4. Royalty Reports. Once royalties are due, within thirty (30) days of December 31 and June 30 of each year, throughout the term of this Agreement and of the year following the termination or expiration of this Agreement, LICENSEE shall render a written report setting forth for the preceding period in question, the following as may be applicable:

(a) all Sales (including Net Selling Price of each product sold) of Licensed Products or Combination Products by LICENSEE, its sublicensees, and its Affiliates on a country-by-country basis throughout the Licensed Territory; and

(b) the amount of royalty payable hereunder; and

(c) any other information reasonably necessary to show the basis on which such royalty has been computed, and

(d) any payments due EMORY pursuant to Article 4.4; and

(e) other income received by LICENSEE from sublicensees and the amounts thereof due to EMORY pursuant to Article 2.7, accompanied by an explanation of the basis of said income and the amount of such income due EMORY; and

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

(f) in case no payment is due, LICENSEE shall so report.

Each royalty report shall be accompanied by the payment of all royalties due for the six months in question. Any minimum royalty payment due under Article 4.4 shall accompany the report for six months ending on December 31 of the applicable License Agreement Year.

5.5. Currency Conversion. If any Licensed Products are Sold for monies other than United States dollars, the Net Selling Price of such Licensed Products shall first be determined in the foreign currency of the country in which such Licensed Products are Sold and then converted to United States dollars at the spot rate, published by the Wall Street Journal (U.S. edition) for conversion of that foreign currency into United States dollars on the last day of the six month period for which such payment is due.

5.6. Interest. Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate [***] percent ([***]%) above the prime rate in effect as published in the Wall Street Journal on the due date. The payment of such interest shall not foreclose EMORY from exercising any other rights it may have because any payment is late.

ARTICLE 6.

RECORDS

6.1. Records of Sales. During the term of this Agreement and for a period of three (3) years thereafter, LICENSEE shall keep at its principal place of business true and accurate records of all Sales in accordance with generally accepted accounting principles in the respective country where such Sales occur and in such form and manner so that all royalties and other payments owed to EMORY may be readily and accurately determined. LICENSEE shall, furnish EMORY copies of such records upon EMORY’s request, which shall not be made more often than once per License Agreement Year.

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6.2. Audit of Records. EMORY shall have the right, from time to time at reasonable times during normal business hours through an independent certified public accountant, to examine the records of LICENSEE in order to verify the calculation of any royalties payable under this Agreement. Such examination and verification shall not occur more than once each License Agreement Year and the calendar year immediately following termination of this Agreement. Unless otherwise agreed in writing by LICENSEE, the fees and expenses of performing such examination and verification shall be borne by EMORY. LICENSEE shall, subject to Article 14 hereof, immediately pay EMORY any underpayment identified by such independent certified public account. In addition, if such examination reveals an underpayment by LICENSEE of more than five percent (5%) for any six-month period examined, LICENSEE shall reimburse EMORY for all expenses of the accountant reasonably incurred in performing the examination.

ARTICLE 7.

PATENT PROSECUTION

7.1. Triangle License Agreement. LICENSEE acknowledges that the Licensed Patents are subject to an extant License Agreement made and entered into between EMORY and Triangle on April 17, 1996 (hereinafter the “Triangle License”), a redacted copy of which is attached hereto as EXHIBIT “F”. Under the Triangle License, EMORY agreed to prosecute, acquire from the relevant patent offices, defend and maintain and handle any litigation, interference, opposition or other action pertaining to the validity, enforceability, allowability or subsistence (all of the foregoing activities being referred to as “Patent Prosecution Activities”) of all such Licensed Patents in the following countries: United States, EPO countries, Japan, Canada and Australia. EMORY further agreed that if EMORY decided to abandon or allow to

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lapse any patent application or patent within the Licensed Patents or discontinue any other Patent Prosecution Activities in respect thereof in any country of the licensed territory thereunder, EMORY would inform Triangle and Triangle would be given the opportunity to assume such Patent Prosecution Activities. The Triangle License provides that Triangle shall reimburse EMORY for all such Patent Prosecution Activities. The Triangle License further provides mechanisms for Triangle to voluntarily discontinue its obligations to reimburse EMORY for such Patent Prosecution Activities, in which case EMORY may discontinue such activities, as well as mechanisms for the loss of Triangle’s license rights with respect to patent applications or issued patents for which Triangle fails to reimburse EMORY for Patent Prosecution Activities.

7.2. Management of Licensed Patents Subject to the Triangle License. To the extent not prohibited by the Triangle License, EMORY shall keep LICENSEE informed regarding significant developments and activities with respect to Licensed Patents which are subject to the Triangle License. LICENSEE shall, subject to the Triangle License, be afforded reasonable opportunities to advise EMORY and cooperate with EMORY in such Patent Prosecution Activities pertaining to the Licensed Patents. In the event that EMORY abandons or allows to lapse any Licensed Patent which is subject to the Triangle License or discontinues any other Patent Prosecution Activities in respect thereof in any country of the licensed territory thereunder, and Triangle does not assume such Patent Prosecution Activities (or in the event that Triangle discontinues reimbursement to EMORY for EMORY’s Patent Prosecution Activities), EMORY shall promptly so notify LICENSEE in writing in which case LICENSEE shall have the right, with patent attorneys selected by it, to perform such Patent Prosecution Activities or to reimburse EMORY therefor, as the case may be. In all cases, each party hereto shall give due consideration to the other party’s or its sublicensees’ position with request to Patent Prosecution

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Activities and provide the other party with copies of all domestic and foreign patent office correspondence with respect to such Licensed Patents as well as such additional documentation as a party hereto may reasonably request relating to such Licensed Patents.

7.3. Licensed Patents Not Subject to the Triangle License. If, during the term of this Agreement, LICENSEE wishes EMORY to undertake any Patent Prosecution Activities as that term is defined in Section 7.1, with respect to any Licensed Patent which, at such time, is not, for any reason, subject to the Triangle License, EMORY shall cooperate with LICENSEE in establishing appropriate procedures and mechanisms to undertake such activities. Unless otherwise agreed in writing, all such activities shall be primarily managed by EMORY (and EMORY shall inform and consult with LICENSEE with respect thereto). LICENSEE shall be responsible for promptly reimbursing EMORY for all its reasonable out-of-pocket costs incurred in pursuing such Patent Prosecution Activities.

7.4. Right of First Refusal. LICENSEE acknowledges that it is bound by the right of first refusal provisions of Section 2.7 of the Triangle License, a copy of which is in LICENSEE’s possession.

7.5. Extension of Licensed Patents. LICENSEE may request that EMORY have the normal term of any Licensed Patent extended or restored under a country’s procedure of extending life for time lost in government regulatory approval processes, and the expense of same shall be borne in accordance with the terms of Article 4.5. LICENSEE shall assist EMORY to take whatever action is necessary to obtain such extension. In the case of such extension, royalties pursuant to Article 4 hereof shall be payable until the end of the extended life of the patent. In the event that LICENSEE does not elect to extend Licensed Patent(s), EMORY may, at its own expense, effect the extension of such Licensed Patent(s) and if in such

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case EMORY elects to pay such expenses, such extended Licensed Patents shall not be subject to any license granted to LICENSEE hereunder.

7.6. Patent Prosecution Activities by Sublicensee. In the event that any sublicense hereunder provides that any Patent Prosecution Activities which LICENSEE is authorized to perform may be performed by such sublicensee, EMORY shall communicate directly with such sublicensee with respect thereto.

ARTICLE 8.

ABATEMENT OF INFRINGEMENT

8.1. Abatement. LICENSEE shall promptly inform EMORY and EMORY will promptly notify LICENSEE of any suspected infringement of any Licensed Patents. LICENSEE acknowledges that pursuant to the extant Triangle License, Triangle has been granted the first opportunity to pursue infringement activities with respect to all Licensed Patents falling within the scope of the Triangle License. During the term of this Agreement, but subject to any prior rights granted to Triangle, EMORY and LICENSEE shall have the right to institute an action for infringement of the Licensed Patents against such third party in accordance with the following:

(a) If EMORY and LICENSEE agree to institute suit jointly, the suit shall be brought in both their names and the out-of-pocket costs thereof shall be borne by LICENSEE and any recovery shall first be used to reimburse all out-of-pocket costs. Any recovery or settlement received by EMORY and/or LICENSEE for punitive or exemplary damages shall be shared equally, and any other recovery or settlement received, including compensatory damages or damages based on a loss of revenues, shall be paid to LICENSEE, and LICENSEE shall pay to EMORY an amount representing the royalty which would have been paid by LICENSEE on such amount in accordance with the provisions of Article 4 had such amount been accrued by LICENSEE as Sales. LICENSEE and EMORY shall agree in good

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faith upon the manner in which they shall exercise control over such action. EMORY may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by EMORY and first reimbursed from any recovery after reimbursement to LICENSEE as provided above in the event of joint suit;

(b) In the absence of agreement to institute a suit jointly, EMORY may institute suit, and, at its option, name LICENSEE as a plaintiff. EMORY shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement; and

(c) In the absence of agreement to institute a suit jointly and if EMORY notifies LICENSEE that it has decided not to join in or institute a suit, as provided in (a) or (b) above, LICENSEE may institute suit and, at its option, name EMORY as a plaintiff. LICENSEE shall bear the entire cost of such litigation, including defending any counterclaims brought against EMORY and paying any judgements rendered against EMORY, and shall be entitled to retain the entire amount of any recovery or settlement.

8.2. Abandonment. Should either EMORY or LICENSEE commence a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning party shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon in good faith between EMORY and LICENSEE.

ARTICLE 9.

CONFIDENTIALITY

9.1. Non-Disclosure. LICENSEE shall not, without the express written consent of EMORY, for any reason or at any time for a period of five (5) years from the Effective Date of this Agreement disclose to third parties any information disclosed in the Licensed Patents or

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Licensed Technology or any other information pertaining to the Licensed Patents and Licensed Technology disclosed to LICENSEE by EMORY, or the Inventors (such information shall be collectively referred to as “Proprietary Information”). This obligation of nondisclosure shall not extend to information:

(a) which LICENSEE can demonstrate through documentation to have been within LICENSEE’s legitimate possession prior to the time of disclosure of such information to LICENSEE by EMORY or the Inventors;

(b) which was in the public domain prior to disclosure by EMORY, or the Inventors, as evidenced by documents published prior to such disclosure;

(c) which, after disclosure by EMORY or the inventors, comes into the public domain through no fault of LICENSEE;

(d) which is disclosed to LICENSEE by a third party having legitimate possession of the information and the unrestricted right to make such disclosure;

(e) which is disclosed in an issued Licensed Patent or published patent application.

9.2. Limitations. Notwithstanding the provisions of Paragraph 9.1 above, and to the extent necessary:

(a) a party may disclose and use the other party’s information for purposes of securing the registration of, and of governmental approval to market, pursuant to this Agreement, any Licensed Products,

(b) a party may disclose and use the other party’s information where the disclosure and use of such will be necessary to the procurement of patent protection, pursuant to this Agreement, for a Licensed Product;

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(c) a party may disclose and use the other party’s information to the extent that it is necessary to aid in the development and commercialization, pursuant to this Agreement, of any Licensed Product provided that any such disclosure of the disclosing party’s information shall be in confidence and subject to provisions the same, or substantially the same, as those in Paragraph 9.1 hereof;

(d) a party may disclose the other party’s information where such disclosure is required by applicable law.

9.3. Prior Agreements. The provisions of this Agreement supersede and shall be substituted for any terms of any prior confidentiality agreement between LICENSEE and EMORY which are not consistent with this Agreement.

ARTICLE 10.

LIMITED WARRANTY, MERCHANTABILITY AND EXCLUSION OF WARRANTIES

EMORY represents and warrants that it has the right and authority to enter into this Agreement and that neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms and provisions of any other agreement to which EMORY is a party. EMORY does not warrant the validity of the Licensed Patents licensed hereunder and makes no representation whatsoever with regard to the scope of the Licensed Patents or that such Licensed Patents may be exploited by LICENSEE or its Affiliates without infringing other patents.

LICENSEE possesses the necessary expertise and skill in the technical areas in which the Licensed Products and Licensed Technology are involved to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Patents and Licensed Technology. Accordingly, EMORY MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS OR

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LICENSED TECHNOLOGY AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF LICENSED PATENTS OR LICENSED TECHNOLOGY.

ARTICLE 11.

DAMAGES, INDEMNIFICATION, AND INSURANCE

11.1. No Liability. EMORY shall not be liable to LICENSEE or LICENSEE’s customers or sublicensees, for special, incidental, indirect, or consequential damages resulting from defects in the design, testing, labeling, manufacture, or other application of Licensed Products manufactured, tested, designed, sublicensed, or Sold pursuant to this Agreement.

11.2. Indemnification. LICENSEE shall defend, indemnify, and hold harmless the Indemnitees: from and against any and all claims, demands, loss, liability, expense, or damage (including investigative costs, court costs and attorneys’ fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of or in connection with any and all personal injury (including death) and property damage caused or contributed to in whole or in part by LICENSEE’s or any sublicensee’s manufacture, testing, design, use, sale, or labeling of any Licensed Products, or the. practice of any Licensed Patents (and LICENSEE shall include a similar provision in any sublicense). LICENSEE’s obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

11.3. Covenant Not to Sue. To the extent that the rights have not already been licensed exclusively to another party, EMORY agrees not to sue LICENSEE or its Affiliates or sublicensees for patent infringement for practicing a claim of a patent assigned to EMORY, as of

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the date of this Agreement, if practicing said claim is required to make, have made, use, import, offer for Sale, Sell or have Sold Licensed Products.

11.4. Insurance. Without limiting LICENSEE’s indemnity obligations under the preceding paragraph, if LICENSEE is Selling Licensed Products, LICENSEE shall maintain throughout the term of this Agreement and at least ten (10) years thereafter a “claims made” type liability policy. If LICENSEE is not able to obtain a “claims made” policy, LICENSEE shall procure a term liability policy with tail coverage for at least ten (10) years thereafter after expiration of this Agreement (and if an Affiliate or sublicensee is Selling Licensed Products, LICENSEE shall cause its agreement with such Affiliate or sublicensee to require such party to obtain such liability insurance policy) which:

(a) insures Indemnitees for all claims, damages, and actions mentioned in Article 11.2 of this Agreement;

(b) includes a contractual endorsement providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement;

(c) requires the insurance carrier to provide EMORY with no less than thirty (30) days written notice of any change in the terms or coverage of the policy or its cancellation; and

(d) provides Indemnitees product liability coverage in an amount no less than One Million ($1,000,000.00) Dollars per occurrence for bodily injury and One Million ($1,000,000.00) Dollars per occurrence for property damage, subject to a reasonable aggregate amount.

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11.5. Notice of Claims. LICENSEE shall promptly notify EMORY of all claims involving the Indemnitees and will advise EMORY of the policy amounts that might be needed to defend and pay any such claims.

ARTICLE 12.

TERM AND TERMINATION

12.1. Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the date hereof and shall continue until the date of expiration of the last to expire of the Licensed Patents, including any renewals or extensions thereof.

12.2. Termination by EMORY. EMORY shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events:

(a) failure of LICENSEE to make any payment required pursuant to this Agreement when due; or

(b) failure of LICENSEE to render reports to EMORY as required by this Agreement; or

(c) the insolvency of or cessation of business by LICENSEE; or

(d) the institution of any proceeding by LICENSEE under any insolvency, or moratorium law; or

(e) any assignment by LICENSEE of substantially all of its assets for the benefit of creditors; or

(f) placement of LICENSEE’s assets in the hands of a trustee or a receiver unless the receivership of trust is dissolved within thirty (30) days thereafter, or

(g) the breach of any other material term of this Agreement.

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12.3. Notice of Bankruptcy. The LICENSEE must inform EMORY of its intention to file a voluntary petition in bankruptcy or LICENSEE’s learning of another’s intention to file an involuntary petition in bankruptcy in respect of LICENSEE to be received at least thirty (30) days prior to filing (or learning of such a petition or intention. A party’s filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.

12.4. Exercise. EMORY may exercise its rights of termination by giving LICENSEE, its trustees or receivers or assigns, sixty (60) days prior written notice of EMORY’s’ election to terminate. Upon the expiration of such period, this Agreement shall automatically terminate unless the LICENSEE has cured the breach. Such notice and termination shall not prejudice EMORY’s right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim of EMORY accrued or to accrue on account of any breach or default by LICENSEE.

12.5. Failure to Enforce. The failure of EMORY at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of EMORY thereafter to enforce each and every such provision.

12.6. Termination by LICENSEE. LICENSEE may terminate this Agreement at its sole discretion upon three (3) months’ written notice to EMORY. In the event of such termination, LICENSEE agrees, upon the request of EMORY, to provide EMORY with all existing data in LICENSEE’s possession or control in support of registration of Licensed Products for the Field of Use with the relevant governmental agencies. EMORY shall have the unrestricted right to provide such data to third parties.

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12.7. Effect. In the event this Agreement is terminated for any reason whatsoever, LICENSEE shall return, or at EMORY’s direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological and chemical materials and models pertaining to the Licensed Patents or Technology, retaining only one copy in its corporate counsel’s office for the sole purpose of compliance with surviving terms of this Agreement or defense against any legal actions related to this Agreement, and shall refrain from using or publishing any portion of the Licensed Technology as provided in Article 9 of this Agreement. Upon termination of this Agreement, LICENSEE shall cease manufacturing, processing, producing, using, or Selling Licensed Products; provided, however, that LICENSEE may continue to Sell in the ordinary course of business for a period of three (3) months reasonable quantities of Licensed Products which are fully manufactured and in LICENSEE’s normal inventory at the date of termination if (a) all monetary obligations of LICENSEE to EMORY have been satisfied and (b) royalties on such sales are paid to EMORY in the amounts and in the manner provided in this Agreement. However, nothing herein shall be construed to release either party of any obligation which matured prior to the Effective Date of such termination. In the event of termination, LICENSEE shall further cooperate fully with EMORY in allowing EMORY or any subsequent licensee of EMORY to cross reference, or through other lawful mechanisms, obtain access to all regulatory filings, approvals and data obtained by LICENSEE, its Affiliates and sublicensees in LICENSEE’s possession relating to Licensed Products, at no cost to LICENSEE. LICENSEE further agrees not to assert any patent or other right controlled by LICENSEE against EMORY or any subsequent EMORY licensee in connection with the importation, manufacture, use or sale of a Licensed Product.

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12.8. Survival. The provisions of Articles 9, 10, and 11 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 13.

ASSIGNMENT

Except for an assignment to a U. S. Affiliate, LICENSEE shall not grant, transfer, convey, or otherwise assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of EMORY which shall not be unreasonably withheld, except as explicitly permitted under this Agreement.

ARTICLE 14.

ARBITRATION

Any dispute related to this Agreement shall be settled by arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one to be appointed by EMORY, one to be appointed by LICENSEE, and one to be appointed by the two arbitrators appointed by EMORY and LICENSEE. Arbitration shall take place in Atlanta, Georgia, and the decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction. The fees and expenses incurred in connection with such arbitration shall be borne by the party initiating the arbitration proceeding (or equally by both parties if both parties jointly initiate such proceeding) subject to reimbursement by the party which does not prevail in such proceeding promptly upon the termination thereof in the event that the party initiating such proceeding is the prevailing party.

ARTICLE 15.

MISCELLANEOUS

15.1. Export Control. LICENSEE acknowledges that EMORY is subject to United States laws and regulations controlling the export of technical data, computer software,

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laboratory prototypes, and other commodities and that EMORY’s obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. EMORY neither represents that an export license shall not be required nor that, if required, such export license shall issue.

15.2. Legal Compliance. LICENSEE shall comply with all laws and regulations relating to its manufacture, processing, producing, use, Selling, or distributing of Licensed Products, LICENSEE shall not take any action which would cause EMORY or LICENSEE to violate any laws and regulations.

15.3. Independent Contractor. LICENSEE’s relationship to EMORY shall be that of a licensee only. LICENSEE shall not be the agent of EMORY and shall have no authority to act for or on behalf of EMORY in any matter. Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of EMORY.

15.4. Patent Marking. LICENSEE shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

15.5. Use of Names. LICENSEE shall obtain the prior written approval of EMORY, or the EMORY Inventors prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, both LICENSEE and EMORY shall have the right to disclose the existence of this Agreement; however, neither LICENSEE nor EMORY

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shall disclose any terms and conditions of this Agreement without the other party’s consent, except to sublicensees and as required by law.

15.6. Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been made and executed in the State of Georgia, U.S.A.

15.7. Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia without regard to choice of law principles and of the United States of America.

15.8. Entire Agreement. This Agreement constitutes the entire agreement between EMORY and LICENSEE with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

15.9. Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the

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commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

15.10. Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

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ARTICLE 16.

NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt request and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to EMORY:	Emory University
Office of Technology Transfer
2009 Ridgewood Drive
Atlanta, Georgia 30322
Facsimile: (404) 727-1271

With a copy to:	Senior Vice President
and General Counsel
Emory University
401 Administration Building
Atlanta, Georgia 30322

If to LICENSEE:	Raymond F. Schinazi, Chairman
Pharmasset, Ltd.
c/o Robert P. Finch
Arnall, Golden & Gregory
2800 One Atlantic Center
Atlanta, Georgia 30309-3450
Facsimile: (404) 873-8617

with a copy to:	Marlan B. Wilbanks, Esq.
1795 Peachtree Road, N.E.
Atlanta, Georgia 30309-2339
Facsimile: (404) 881-8523

Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one business day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a business day; otherwise, on the next business day following such transmission).

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IN WITNESS WHEREOF, UNIVERSITIES and LICENSEE have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the, day and year indicated above.

EMORY UNIVERSITY		PHARMASSET, LTD.

By:	/s/ Joseph W. Crooks	By:	/s/ Raymond F. Schinazi, Ph.D.
Name:	Joseph W. Crooks	Name:	Raymond F. Schinazi, Ph.D.
Title:	Senior Vice President and	Title:	Director
General Counsel

		By:	/s/ Martin J. K. Pritchard
		Name:	Martin J. K. Pritchard
		Title:	Director

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EXHIBIT “A”

Licensed Patents

TITLE & DOCKET NAME	COUNTRY	FILING DATE	SERIAL NUMBER	PATENT NUMBER	ISSUE DATE	Status
EMU 104 Korea Liotta-Synthesis of FTC	Korea	7/31/91	92-701845			Pending
EMU 104 Japan	Japan	7/31/91	3-504897	618/1995		Patented Opposed by Biochem Pharma
EMU 104 Hungary Liotta-Synthesis of FTC	Hungary	7/31/91	P9202496			Pending
EMU 104 Hungary Pipeline Liotta-Synthesis of FTC	Hungary Pipeline	6/29/95	P/P 00581	211,300	10/25/95	Patented
EMU 104 Finland Liotta-Synthesis of FTC	Finland	7/31/91	923446			Pending
EMU 104 Europe Liotta-Synthesis of FTC	Europe	7/31/91	91904454.5-2107	0 513 200 B1	9/9/98	Patented
EMU 104 DIV Europe Liotta-Synthesis of FTC	Europe DIV	1/31/91	98201737.8			Pending
EMU 104 Canada Liotta-Synthesis of FTC	Canada	7/31/91	2,075,189			Pending
EMU 104 Bulgaria Liotta-Synthesis of FTC	Bulgaria	7/31/91	96717			Pending
EMU 104 Australia Liotta-Synthesis of FTC	Australia	7/31/91	730004/91	658136		Patented Opposition filed by BioChem Pharma
EMU 104 Australia DIV 1 Liotta-Synthesis of FTC	Australia	12/11/95	40319/95			Pending
EMU105CIP Antiviral Activity of FTC	U.S.	02/22/91	07/659, 760, CIP of 07/472,318	5,210,085	5/11/83	Patented
EMU105CIPCON Method of Synthesis Dioxola	U.S.	12/6/91	07/803,028	5,276,151	1/4/94	Patented
EMU105CIPCON(2) Liotta – Antiviral	U.S.	11/9/93	08/150,012			Paid Issue Fee
EMU105 CIP DIV	U.S.	02/16/93	08/017,820, § 1.60 DIV of 07/659,760			Mailed Issue Fee 5/5/98
EMU105CIPCON3- Method of Resolution an	U.S.	07/15/93	08/775,572 08/092,248, § 1.60 CONT of 07/736,089			Pending

TITLE & DOCKET NAME	COUNTRY	FILING DATE	SERIAL NUMBER	PATENT NUMBER	ISSUE DATE	Status
EMU108 Liotta Oxathiolanes	U.S.	02/12/92	07/831,153, CIP of (1) 07/659,760 and (2) 07/736,089			Pending
EMU108DIV(1) [CON] Antiviral Activity & Resolut	U.S.	06/07/95	08/488,097, §1.60 CONT of 07/831,153			Pending
EMU108DIV(2) [CON] Antiviral Activity & Resolut	U.S.	06/07/95	08/482,875, §1.60 CONT of 07/831,153			Pending
EMU108DIV(3)	U.S.	06/07/95	08/475,339, §1.60 CONT of 07/831,153			In Interference
EMU108PCT Liotta Oxathiolanes	PCT	2/20/92	PCT/US92/01339	WO92/14743	9/3/92	National Phase
EMU108-Ireland Liotta-Oxathiolanes	Ireland	2/20/92	920545			Pending
EMU 108 New Zealand Liotta-Oxathiolanes	New Zealand	2/20/92	241625			Pending
EMU 108 New Zealand DIV	New Zealand		250842			Surrendered patent 8/13/97
EMU 108 Pakistan Liotta-Oxathiolanes		2/20/92	133092			Pending
EMU108 Poland Liotta-Oxathiolanes	Poland	2/20/92	300471	169842		Patented
EMU108 Poland DIV 1	Poland	8/1/95	310211	171150		Patented
EMU108 Europe Liotta-Oxathiolanes	Europe	2/20/92	929080273			Pending
EMU108 – Russia	Russia	2/20/92	93058540			Pending
EMU108 – Romania	Romania	2/20/92	93-01137			Pending
EMU108 – Norway	Norway	2/20/93	P932980			Patented 6/15/98 BioChem Pharma Filed Objection Against Granting of Patent in Norway
EMU108-Republic of Korea	Korea	2/20/02	93-702516			Pending
EMU108-Japan	Japan	2/20/92	4-507549			Pending
Japan DIV	Japan	11/6/97	340469/97			Pending

TITLE & DOCKET NAME	COUNTRY	FILING DATE	SERIAL NUMBER	PATENT NUMBER	ISSUE DATE	Status
EMU108 – Hungary	Hungary	2/20/92	P93023277			Pending
Hungary Pipeline	Hungary Pipeline	6/30/95	P/P00510	211,344	10/10/95	Patented
EMU108 – Finland	Finland	2/20/92	933684			Pending
EMU108 – Canada	Canada	2/20/92	2104399			Pending
EMU108 – Brazil	Brazil	2/20/92	9205661			Pending
EMU108 – Bulgaria	Bulgaria	2/20/92	98062			Patent Granted 7/10/98
EMU108 – Australia	Australia	2/20/92	15617/92	665187		Patented
DIV 1	Australia	11/20/95	37943/95	679649		1/6/98 Claims Allowed Opposed by Biochem Pharma
EMU 108 Portugal Liotta-Oxathiolanes	Portugal	2/20/92	100.151			Pending
EMU 108 South Africa Liotta-Oxathiolanes	South Africa	2/20/92		92/1251218		Patented
EMU108-Israel Liotta-Oxathiolanes	Israel	2/20/92	100965			Pending
EMU 108 Malaysia Liotta-Oxathiolanes	Malaysia	2/21/92	PI9200287			Pending
EMU 108 Nigeria Liotta-Oxathiolanes	Nigeria		RP48/92			Pending
EMU 108 Philippines Liotta-Oxathiolanes	Philippines	2/20/92	43955			Filed (4) divisional applications
DIV 1	Philippines	I-55191	12/27/96			Pending
DIV 2	Philippines	I-55192	12/27/96			Pending
DIV 3	Philippines	I-55193	12/27/96			Pending
DIV 4	Philippines	I-55194	12/27/96			Pending
EMU 108 Taiwan Liotta-Oxathiolanes	Taiwan	2/18/92	81101183			Abandoned
EMU 108 China Liotta-Oxathiolanes	China		95109814.4	1127301		Pending
DIV 1	China	2/22/92	92101981.5	1037682	3/11/98	Patented
DIV 2	China	2/22/92	98108905.4			Pending
EMU 108 Czechoslovakia Liotta-Oxathiolanes	Czech Republic	2/20/92	PV0497-92			Pending

TITLE & DOCKET NAME	COUNTRY	FILING DATE	SERIAL NUMBER	PATENT NUMBER	ISSUE DATE	Status
EMU 108 Thailand Liotta-Oxthiolanes	Thailand	2/18/92	015518			Pending
EMU 108 Mexico Liotta-Oxathiolanes	Mexico	2/20/92	920747			Pending
EMU108-Indonesia Liotta-Oxathiolanes	Indonesia	2/20/92	POO2339	003.012A		Patented
EMU134 (CIP of EMU 105C IP2 CONT)-Method of Resolution and Antiviral Activity of 1 3-Oxathiolane Nucleosides Enantiomers	U.S.	6/7/95	08/483,653	5,827,727	10/27/98	Will Issue 10/27/98
EMU134DIV(1) – Method of Resolution and Antiviral Activity of 1 3-Oxathiolane Enantiomers	U.S.	6/7/95	08/474406			Pending
EMU134DIV(2) – Method of Resolution and Antiviral Activity of 1 3-Oxathiolane Enantiomers	U.S.	06/07/95	08/482,233 § 1.60 CONT of 08/402,730			Pending
EMU135 (CIP of EMU 2CON) – Method of Resolution and Antiviral Activity of 1 3-Oxathiolane Nucleosides Enantiomers	U.S.	06/07/95	08/485,318, CIP of 07/659,760	5,728,575	3/17/98	Patented

EXHIBIT “B”

Licensee’s Development Plan

EXHIBIT B

Pharmasset’s Development Plan for HIV

Cellular uptake & animal efficacy studies Pharmacokinetic & Toxicological studies	January 1999-February 2000 October 1999 – April 2000

Synthesis for clinical studies and formulation	May 2000-June 2000

Prepare IND	March 1, 2000

File IND	July , 2000

Initiate Phase I/II	October 2000

Phase IIb/III	January 2002 until October 2003

NDA Filing	December 2003

Commercial Launch	March 2004

Depending on results obtained for HIV, the HBV studies will be delayed by approximately 12-16 months.

B-1

EXHIBIT “C”

U.S. Government Licenses

(Intentionally left blank in execution copy)

EXHIBIT “D”

Letter re: Triangle License

June 4, 1999

Emory University

Office of Technology Transfer

2009 Ridgewood Drive

Atlanta, Georgia 30322

Re:	Emory University/Pharmasset, Ltd. License Agreement (Racemic FTC)

Gentlemen:

The License Agreement by and between Emory University (“Emory”) and Triangle Pharmaceuticals, Inc. (“Triangle”) dated April 17, 1996 (“License Agreement”) under which Emory Granted to Triangle exclusive license rights to commercially develop the (-) enantiomer of FTC provides to Triangle, in Section 2.7 (b) thereof, a right of first refusal with respect to any license or assignment agreement with a third party relating to Emory’s rights to Enantiomerically Enriched FTC (as therein defined) and further provides, in Section 2.7(c) thereof, that a license or assignment to any Permitted Transferee (as therein defined) would be outside the scope of such right of first refusal so long as the Permitted Transferee agrees in writing to be bound by the terms of the right of first refusal prior to entering such license or assignment.

Pharmasset, Ltd. (“Pharmasset”) is a corporate entity formed by the Inventors (as defined therein) for the purposes, among others, of developing Enantiometrically Enriched FTC and hence is a Permitted Transferee. Pharmasset and Emory have negotiated a license agreement with Emory covering Enantiomerically Enriched FTC.

Pharmasset hereby agrees, in accordance with Section 2.7(c) of the License Agreement, to be bound by all of the terms of Section 2.79b) of the License Agreement to the same extent as Emory is bound thereby.

Sincerely,

PHARMASSET, LTD.

/s/ Martin K. Pritchard
Mr. Martin, K. Pritchard, Director

D-1

EXHIBIT “E”

Stock Purchase Agreement

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

STOCK PURCHASE AGREEMENT

OF EMORY UNIVERSITY

This Stock Purchase Agreement (this “Agreement”) is made on December 10, 1998, by and between PHARMASSET, LTD., a Barbados corporation (“Licensee”) and EMORY UNIVERSITY, a Georgia nonprofit corporation with principal offices located at 1380 South Oxford Road, Atlanta, Georgia 30322 (“University”).

BACKGROUND

A. Concurrently with the execution of this Agreement, University is entering into a License Agreement with Licensee dated the date hereof in respect of enantiomerically enriched FTC (the “License Agreement”), whereby University is licensing to Licensee certain technology owned by University; and

B. In partial consideration for the execution and delivery of the License Agreement by University, Licensee has agreed to issue to University certain shares of Licensee’s capital stock in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

PURCHASE OF SHARES

1.1 Purchase. In partial consideration for the execution and delivery of the License Agreement by University, Licensee hereby agrees to sell and issue to University such number of shares (the “Purchased Shares”) of Licensee’s common stock (“Common Stock”), as will cause University to own shares of Common Stock representing [***] percent ([***]%) (in addition to any percentage owned at the date hereof by virtue of any other extant license agreement between Licensee and University) of the outstanding and the reserved shares of the capital stock of Licensee on a fully diluted basis, assuming the exercise, conversion and/or exchange of all outstanding securities of Licensee for or into shares of Common Stock, on the terms and conditions as hereinafter set forth. Licensee presently anticipates that the initial equity capitalization of Licensee shall consist of [***] ([***]) shares of Common Stock, although not all of such shares are presently outstanding. The number of shares of Common Stock being issued simultaneously herewith is One Hundred Thousand (100,000).

1.2 Closing. The purchase and sale of the Purchased Shares shall occur contemporaneously with the execution and delivery of the License Agreement at a closing (the “Closing”) to be held at a time (the “Closing Date”) and place agreed upon by the parties. At the Closing, University shall deliver to Licensee an executed copy of each of this Agreement and the License Agreement (collectively, the “Transaction Documents”), and Licensee shall deliver to

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

University a fully executed copy of each of the Transaction Documents and a stock certificate or certificates representing the Purchased Shares.

1.3 Additional Purchases. In partial consideration for the execution and delivery of the License Agreement by University, until Licensee has received [***] Dollars ($[***]) cash in equity financing prior to (and excluding) the initial underwritten public offering for cash of Licensee’s equity securities, Licensee shall issue to University, for no additional consideration, from time to time, such number of additional shares of Common Stock (collectively, the “Additional Purchased Shares”) as will cause University to continue to hold shares of Common Stock representing such additional [***] percent ([***]%) of the outstanding capital stock of Licensee (referenced in Section 1.1 hereof) on a fully diluted basis, assuming the exercise, conversion and/or exchange of all outstanding securities of Licensee for or into shares of Common Stock. Each purchase and sale of any Additional Purchased Shares shall occur at a time and place designated by Licensee, at which University shall deliver to Licensee such documents as Licensee may reasonably require and Licensee shall deliver to University a stock certificate or certificates representing such Additional Purchased Shares.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1 Representations and Warranties of Licensee. Licensee hereby represents and warrants to University as follows:

(a) Organization and Good Standing. Licensee is a corporation duly organized, validly existing and in good standing under the laws of Barbados and has all requisite corporate power and corporate authority to carry on its business as now conducted and as proposed to be conducted.

(b) Capitalization. The capital stock Licensee is authorized to issue, and the number of outstanding shares are as set forth on Exhibit A attached hereto. Except as set forth on Exhibit A, no other person has any right of first refusal or any preemptive rights in connection with the issuance of the Purchased Shares or the Additional Purchased Shares (collectively, the “Shares”).

(c) Articles of Incorporation. A true and complete copy of the current version of Licensee’s Articles of Incorporation is attached hereto as Exhibit B. The Articles will be further modified as described in Exhibit B.

(d) Authorization. All corporate action on the part of Licensee, its officers, directors and shareholders necessary for the authorization, execution and delivery of the Transaction Documents and the transactions contemplated thereby, the performance of all obligations of Licensee under the Termination Documents and the authorization, issuance and delivery of the Shares pursuant to this Agreement has been taken. Each of the Transaction Documents constitute the valid and legally binding obligations of Licensee enforceable in accordance with its terms.

(e) Valid Issuance of the Shares. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable; free of any liens, options, encumbrances, proxies, adverse claims or restrictions; and, assuming the accuracy of University’s representations in this Agreement at the time of each such issuance, issued in compliance with all applicable federal and state securities laws. Issuance of the Shares is not subject to preemptive or any similar rights of Licensee or others.

(f) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration of filing with, any federal, state, or local governmental authority (other than filings required to be made under applicable Federal and State securities laws) on the part of Licensee is required in connection with the authorization, execution, delivery of this Agreement and performance of all obligations of Licensee under this Agreement, and the authorization, issuance and delivery of the Shares pursuant to this Agreement.

(g) Litigation. There is no action, suit, proceeding or investigation pending or, to Licensee’s knowledge, threatened against Licensee.

(h) No Conflict with Other Instruments. Licensee is not in violation or default of any provisions of Licensee’s Articles of Incorporation, Bylaws or other charter decree or contract to which Licensee is a party or by which Licensee is bound or of any provision of any statute, rule or regulation applicable to Licensee. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Articles of Incorporation and Bylaws of Licensee (collectively, the “Charter Documents”); (ii) any provision of any judgment, decree or order to which Licensee is a party or by which Licensee is bound; (iii) any material contract, obligation or commitment to which Licensee is a party or by which Licensee is bound; (iv) any statute, rule or regulation applicable to Licensee.

(i) Absence of Claims. There are no actions, suits, claims, investigations or legal or administrative proceedings pending or, to the best of Licensee’s knowledge and belief, threatened, against Licensee, and there are no judgments, decrees or orders of any court, or government department, commission or agency entered or existing against Licensee or any of its assets or properties.

(j) Solvency. Licensee has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction.

(k) Compliance with Securities Laws. The offer, grant, sale, and/or issuance of the Shares will not be in violation of the Securities and Exchange Act of 1933, as amended (the “1933 Act”), the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), any state securities or “blue sky” law, any applicable securities law in any jurisdiction or the Charter Documents, when offered, sold and issued in accordance with this Agreement.

(l) Transfer Restrictions. The Board of Directors of Licensee has approved all transfers of shares of Common Stock contemplated hereunder. Accordingly, once the Articles of Incorporation are amended in the manner set forth in Exhibit B, there shall be no restrictions on the transfer of the Shares imposed by the Charter Documents, any agreement to which Licensee is a party (other than those agreements expressly contemplated by this Agreement), any order of any court or any governmental agency to which Licensee is subject, or any statute other than those imposed by relevant state and federal securities laws.

(m) No Broker. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Licensee in connection with the offering or sale of the Shares or the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

(n) Full Disclosure. Licensee has provided University with all of the information that University has requested for deciding whether to acquire the Shares. None of the Transaction Documents or any other disclosures, documents or certificates made or delivered in connection therewith, as of the date hereof or thereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

2.2 Covenants of Licensee. Licensee covenants to University as follows:

(a) Rule 144 Compliance. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the shares to the public without registration, at all times after ninety (90) days after any registration statement covering a public offering of securities of Licensee under the 1933 Act shall have become effective, the Company agrees to use commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the 1933 Act; (ii) file with the Commission (as hereinafter defined) in a timely manner all reports and other documents required of Licensee under the 1933 Act and the Exchange Act; (iii) furnish to each holder of Registrable Securities (as hereinafter defined) forthwith upon request a written statement by Licensee as to Licensee’s compliance with the reporting requirements of Rule 144 and of the 1933 Act and the Exchange Act, a copy of the most recent annual or quarterly report of Licensee, and such other reports and documents so filed by Licensee as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Registrable Securities without registration; and (iv) satisfy the requirements of all such rules and regulations (including the requirements for current public information, registration under the Exchange Act and timely reporting to the commission) at the earliest possible date after its first registered public offering.

2.3 Representations and Warranties of University. University hereby represents and warrants to Licensee as follows:

(a) Investment Intent. University is purchasing the Shares for University’s own account for investment and not with a view to, or for sale in connection with, any distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the 1933 Act.

(b) Information Concerning Licensee. University has had an opportunity to discuss with officers and directors of Licensee the plans, operations and financial condition of Licensee and has received all such information as University has deemed necessary and appropriate to enable University to evaluate the financial risk inherent in making an investment in the Shares.

(c) Economic Risk. University is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of University’s investment.

(d) No Broker. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of University in connection with the offering of the Shares or the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

2.4 Acknowledgment of University. University hereby acknowledges to Licensee that the Shares have not been registered under the 1933 Act and are characterized as “restricted securities” under the 1933 Act and applicable regulations. University further acknowledges that the Shares have not been registered under the Georgia Securities Act of 1973, as amended (the “GA Securities Act”), and are being offered and will be issued and sold in reliance upon an exemption afforded thereby.

ARTICLE III

TRANSFERS

3.1 Restrictions on Transfer. (a) University shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Shares unless and until the shares are disposed of pursuant to and in conformity with an effective registration statement filed with the Commission pursuant to the 1933 Act or a valid exemption therefrom or pursuant to Rule 144 thereunder.

(b) Notwithstanding anything to the contrary in this Agreement, University may transfer the Shares to an affiliate of University (including any person employed by the University that holds a patent or other rights with respect to the technology licensed under the License Agreement); provided that such affiliate has delivered to Licensee a written agreement making the representations and acknowledgments set forth in Sections 2.3 and 2.4 and agreeing to be bound by the restrictions of this Section 3.1 with respect to the Shares so transferred.

3.2 Legends. The certificates representing the Shares may bear the following or similar restrictive legends:

(a) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE TERMS OF A STOCK PURCHASE AGREEMENT DATED __, 1998 BY AND BETWEEN THE COMPANY AND THE REGISTERED HOLDER HEREOF, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY.

(b) Any legends required by the applicable securities or “blue sky” laws of any state or other jurisdiction.

Licensee shall, within ten (10) days of the request of any holder of any such certificate bearing any of the foregoing legends and the surrender of such certificate, issue a new stock certificate in the name of such holder without the foregoing legends if any of the events set forth in Section 3.1 shall have occurred.

ARTICLE IV

REDEMPTION RIGHTS

4.1 Redemption of Shares. From and after the occurrence of a Trigger Event (as hereinafter defined), University shall be entitled at any time and from time to time, subject to the limitations set forth in this Section 4.1, to require Licensee to purchase at the Redemption Price (as hereinafter defined) all or such portion of the Shares as University may specify (“Redemption Rights”). Redemption Rights shall be exercised, at the option of University, by providing written notice thereof to Licensee; provided that the Redemption Rights under this Agreement and under the prior Stock Purchase Agreement dated June         , 1998, between the parties hereto shall not be exercised more than an aggregate of two times. The “Offering Date” with respect to Shares proposed to be sold pursuant to exercise of Redemption Rights shall be the date notice of such exercise is received by Licensee. The redemption rights set forth in this Article IV shall terminate in the event Licensee consummates a public offering of its shares of Common Stock registered with the Securities and Exchange Commission.

4.2 Terms and Conditions.

(a) Redemption Price. The “Redemption Price” is the value determined pursuant to the procedures set forth in Exhibit C.

(b) Trigger Event. A “Trigger Event” shall mean any of the following:

(i) An event of default by Licensee under any of the Transaction Documents;

(ii) If Licensee becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall have appointed a custodian, receiver or trustee for it or substantially all of its property and, if appointed without its consent, not be discharged within thirty (30) days; makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if, contested by it, not dismissed or stayed within twenty (20) days;

(iii) If Licensee shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts;

(iv) If Licensee shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the proceedings described in Sections 4.2(b)(ii) or (iii); or

(v) the fourth anniversary of the date hereof.

(c) Closing. The transfer of Shares to Licensee and payment to University of the Redemption Price therefor shall occur simultaneously at a closing. If the Trigger Event is 4.2(b)(ii) or (iii), then all Shares to be redeemed pursuant to Section 4.1 shall be transferred and the full Redemption Price shall be paid at a closing to be held within thirty (30) days of the Offering Date. All payments of the Redemption Price shall be by certified bank check or wire transfer of same day funds and shall not be deemed made until received by University. If University exercises its Redemption Rights so as to cause Licensee to purchase only a portion of the Shares, then Licensee shall issue a stock certificate to Licensee for its remaining Shares at the closing.

ARTICLE V

ADDITIONAL PROVISIONS

5.1 License Agreement. Nothing in this Agreement shall limit the right of University to terminate the License Agreement in accordance with the terms of the License Agreement.

5.2 Survival. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made, the sale and purchase of the Shares, and any disposition of the Shares. All statements contained in a certificate or other instrument executed and delivered by Licensee or Licensee’s duly authorized officers pursuant to this Agreement or in connection with the transactions contemplated hereby shall constitute additional representations and warranties by Licensee hereunder.

5.3 Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State of Georgia, without giving effect to the principles of conflicts of law of any jurisdiction. In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the state and federal courts located in the Northern District of Georgia with respect to any and all disputes concerning the subject, or arising out, of this Agreement.

5.4 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, two (2) business days after mailing when mailed by overnight courier (e.g., Federal Express or Express Mail), as follows (provided that notice of change of address shall be deemed given only when received):

If to LICENSEE:	Raymond F. Schinazi, Director
Pharmasset, Ltd.
c/o Robert P. Finch
Arnall, Golden & Gregory
2800 One Atlantic Center
Atlanta, Georgia 30309-3450
Facsimile: (404) 873-8617

with a copy to:	Marlan B. Wilbanks, Esq.
1795 Peachtree Road, N.E.
Atlanta, Georgia 30309-2339
Fascimile: (404) 881-8523

If to EMORY:	Emory University
Office of Technology Transfer
2009 Ridgewood Drive
Atlanta, Georgia 30322
Facsimile: (404) 727-1271

With a copy to:	Senior Vice President
and General Counsel
Emory University
401 Administration Building
Atlanta, Georgia 30322

or to such other names or addresses as Licensee or University, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 4.4.

5.5 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

5.6 Binding Nature of Agreement and No Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may not be changed, modified, extended or terminated except by a written amendment executed by an authorized representative of each party.

5.7 Counterparts, Headings and Exhibits. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement. All Schedules and Exhibits hereto are hereby incorporated in this Agreement and made a part hereof.

5.8 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

5.9 Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal Banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

5.10 Integration. This Agreement and the other Transaction Documents supersede all prior agreements and set forth the entire understanding among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to the subject matter hereof and thereof. Notwithstanding the foregoing, this Agreement and the other Transaction Documents do not modify or supersede the prior Stock Purchase Agreement and License Agreement entered into by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

LICENSEE:

PHARMASSET, LTD.

By:	/s/ Martin Pritchard
Name:	Martin Pritchard
Title:	Director

UNIVERSITY

EMORY UNIVERSITY

By:	/s/ Paul L. Carey
Name:	Paul L. Carey
Title:	Director, Office of Technology Transfer

INDEX OF EXHIBITS

Exhibit A	–	Capitalization of Licensee

Exhibit B	–	Certificate of Incorporation of Licensee

Exhibit C	–	Valuation Procedure

EXHIBIT A

Capitalization

Authorized Shares:

An unlimited number of shares of Common Stock are authorized.

Issued and Outstanding Shares:

6,020,000 shares of Common Stock have been issued at $.001 per share.

50,000 shares of Common Stock have been issued to Emory University and 50,000 shares of Common Stock have been issued to the University of Georgia Research Foundation, Inc. in connection with other extant License Agreements for no additional consideration.

1,000,000 shares of Common Stock have been issued to Novirio at $1.00 per share and will be exchanged for 1,000,000 shares of Preferred Stock.

1,000,000 shares of Common Stock have been issued to Microbiológica at $1.00 per share and will be exchanged for 1,000,000 shares of Preferred Stock.

100,000 shares of Common Stock are being issued to Emory University under this Agreement.

Preemptive Rights of Microbiológica

Microbiológica shall have preemptive rights once the aggregate number of shares of capital stock of Licensee issued and outstanding reaches 10,000,000.

EXHIBIT B

Articles of Incorporation of Licensee

Amendments to Articles of Incorporation

At a special meeting of the stockholders of the Licensee called for the purpose of amending the Articles of Incorporation of the Licensee, the Articles of Incorporation of the Licensee shall be amended to (i) provide that no restrictions on shares of Common Stock shall exist under the Articles of Incorporation, including without limitation under Sections 3 and 6(d) thereof, other than those arising under securities laws or by contract and (ii) authorize the issuance of shares of Preferred Stock with rights and preferences identical in all respects to shares of Common Stock, except that such shares of Preferred Stock shall have a liquidation preference equal to the consideration per share paid to the Licensee for such shares of Preferred Stock over the rights of the shares of Common Stock and such shares of Preferred Stock shall be convertible at any time and at the election of the holder or holders thereof into shares of Common Stock on a share-for-share basis (subject to customary adjustments to the conversion rate in the event of a stock split, stock dividend or reverse stock split for the shares of Common Stock). University agrees to vote its shares of Common Stock in favor of such amendments to the Articles of Incorporation.

EXHIBIT C

Valuation Procedure

Whenever the value of the Shares must be determined pursuant to Section 4.2 hereof, within ten (10) days after notice is given by University, University and Licensee shall attempt to agree upon the selection of a disinterested independent qualified investment banking firm or other disinterested independent qualified appraiser (the “Appraiser”) to determine the fair market value of such Shares. If the parties are able to agree upon an Appraiser, then such Appraiser will be instructed to furnish a written valuation or appraisal (an “Appraisal”) within thirty (30) days after its selection. If the parties are unable to agree upon the selection of an Appraiser within a ten (10) day period, then University and Licensee will, within five (5) days after the end of such ten (10) day period, each select an Appraiser to determine the fair market value of such Shares. If either University or Licensee fails to so select an Appraiser, the Appraisal of the Appraiser selected by the other shall determine the fair market value of such Shares. If the higher of the two Appraisals is not more than one hundred ten percent (110%) of the lower Appraisal, then the fair market value of such Shares will be the arithmetic average of the two Appraisals. If the higher of the two Appraisals is equal to or greater than one hundred ten percent (110%) of the lower Appraisal, then the two Appraisers shall, within ten (10) days after the issuance of their respective reports, select a third Appraiser to determine the fair market value of such Shares. The third Appraiser will be instructed to issue a written Appraisal within thirty (30) days after this selection. The third Appraisal shall be arithmetically averaged with the two Appraisals, and the Appraisal furthest from the average of all three Appraisals will be disregarded. The arithmetic average of the two remaining Appraisals will be the fair market value of such Shares.

Each Appraiser engaged to provide an Appraisal pursuant hereto will be instructed (i) to include therein a statement of the criteria applied and assumptions made to determine the fair market value of the Shares, (ii) to arrive at a single calculation of such fair market value rather than alternative calculations or a range of calculations, and (iii) not to attribute a premium or discount based on the fact that the Shares being valued constitutes a majority or less than a majority of the total issued and outstanding Shares of Licensee. Any Appraisal by an Appraiser that fails to follow the instructions set forth in this Exhibit C shall not constitute an Appraisal for purposes of this Agreement; except that the failure of an Appraiser to complete an Appraisal within thirty (30) days as instructed shall not affect the validity of such Appraiser’s Appraisal.

The cost of Appraisal or Appraisals under the first redemption of stock by the University shall be paid as follows: Licensee shall pay for the cost of the first Appraiser. If a second Appraiser is required, University shall pay the cost of the second Appraiser. If a third Appraiser is required, Licensee and University shall share equally the cost of the third Appraiser. With respect to any subsequent redemption of stock in which any Appraiser is engaged, University shall bear the complete cost of such Appraiser or Appraisers.

In lieu of determining the Redemption Price for the Shares by Appraisal, Licensee and University may negotiate and stipulate a Redemption Price on terms mutually acceptable to such parties.

EXHIBIT “F”

Triangle License

LICENSE AGREEMENT

BETWEEN

EMORY UNIVERSITY

AND

TRIANGLE PHARMACEUTICALS, INC.

* Confidential Treatment Requested	i

THIS LICENSE AGREEMENT is made and entered into as of this 17th day of April 1996, by and between EMORY UNIVERSITY, a Georgia nonprofit corporation with offices at 1380 South Oxford Road, N.E., Atlanta, Georgia 30322, (hereinafter referred to as “EMORY”), and TRIANGLE PHARMACEUTICALS, INC., a for profit Delaware corporation with principal offices located at 4 University Place, 4611 University Drive, Durham, NC 27707 (hereinafter referred to as “COMPANY”).

WITNESSETH

WHEREAS, EMORY is the assignee of all right, title, and interest in certain inventions developed by employees of EMORY and is responsible for the protection and commercial development of such inventions; and

WHEREAS, Woo-Baeg Choi, Dennis C. Liotta and Raymond Schinazi, each a current or former employee of EMORY, are named as inventors in the patents and patent applications identified in APPENDIX “A” to this Agreement and are hereafter referred to as the “Inventors”; and

WHEREAS, COMPANY represents that it has the necessary expertise and will, as appropriate, acquire the resources reasonably necessary to fully develop, obtain approval for, and market therapeutic products based upon the inventions claimed in the above referenced patents and applications; and

WHEREAS, LICENSOR wants to have such inventions developed, commercialized, and made available for use by the public;

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1. DEFINITIONS

The following terms as used herein shall have the following meaning:

1.1 “Affiliate” shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least [REDACTED BY EMORY] of the voting stock of the other corporation, or (a) in the absence of the ownership of at least [REDACTED BY EMORY] of the voting stock of a corporation or (b) in the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

1.2 “Agreement” or “License Agreement” shall mean this Agreement, including all EXHIBITS and APPENDICES attached to this Agreement.

* Confidential Treatment Requested	1

1.3 “BioChem” shall mean BioChem Pharma, Inc., located in Laval, Quebec, Canada and its Affiliates.

1.4 “Dollars” shall mean United States dollars.

1.5 “FDA” shall mean the United States Food and Drug Administration or successor entity.

1.6 “Field of Use” shall mean the prevention and treatment of human immunodeficiency virus (HIV) and hepatitis B virus (HBV).

1.7 “GW shall mean GlaxoWellcome plc and its Affiliates including, but not limited to, all corporate entities acquired, directly or indirectly, by GlaxoWellcome plc and its Affiliates as a result of the acquisition of Wellcome plc and its Affiliates.

1.8 “GW Know How” shall mean all data, information and know-how, whether patented or not, relating to the development and testing (including clinical studies designed to support promotional efforts) of FTC and the therapeutic use (including both the HIV and HBV indications) of FTC, developed, owned or acquired by GW prior to and during the term of an Agreement between GW and LICENSOR, dated as of February 1, 1992. This includes the data obtained from any and all research and development activities required to evaluate and develop FTC for human use and to prepare all data and documents for Registration of FTC in each country of the Licensed Territory and the right, in countries where applicable, to cross-reference all regulatory filings made by GW to enable clinical testing and to obtain Registration of FTC.

1.9 “GW Patents” shall mean all patents and patent applications necessary or useful for the manufacture, use, sale, offer for sale or importation of FTC or compounds used in the production thereof, and the therapeutic applications of FTC owned or controlled by GW or under which GW is, or shall become, empowered to grant licenses (which shall include any such patents and patent applications licensed by GW from BioChem), including any and all substitutions, extensions, divisionals, continuations, continuations-in-part, renewals, supplementary protection certificates or foreign counterparts of such patent applications and patents which issue thereon, including reexamined and reissued patents.

1.10 “IND” shall mean an Investigational New Drug application or its domestic or foreign equivalent.

1.11 “Indemnitees” shall mean (a) in the case of the indemnity set forth in Subsection 9.5(a), the Inventors, LICENSOR, and their trustees, directors, employees and students, and all of their heirs, executors, administrators, successors and legal representatives; (b) in the case of the indemnity set forth in Subsection 9.5(b), COMPANY, its affiliates, sublicensees, their directors, officers, employees and their heirs, successors, executors, administrators and legal representatives; and (c) in the case of the Indemnitees referenced in Subsection 9.7(b), the parties identified in Subsections 1.7(a) and 1.7(b) above.

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1.12 “Licensed Compound” or “FTC” shall mean: (a) the (-) enantiomer with the chemical name (2R-cis)-4-amino-5-fluoro-1-[2-(hydroxymethyl)-1,3- oxathiolan-5-yl]-2(1H)-pyrimidinone; (b) any mixture of the (-) enantiomer described in Subsection 1.12(a) and the (+) enantiomer with the chemical name (2S-cis)-4-amino-5-fluoro-1-[2-(hydroxymethyl)-1,3-oxathiolan-5-yl]- -2(1H)-pyrimidinone, [REDACTED BY EMORY] or (c) any salts, esters and N alkylated derivatives of any of the foregoing. “Licensed Compounds” shall mean all of the foregoing.

1.13 “Licensed Patents” shall mean (a) the patents and patent applications identified in APPENDIX “A,” together with any and all substitutions, extensions, divisionals, continuations, continuations-in-part, renewals, supplementary protection certificates or foreign counterparts of such patent applications and patents which issue thereon, anywhere in the world, including reexamined and reissued patents and (b) all other patents and patent applications in which or to which LICENSOR acquires rights during the term hereof which contain claims covering the manufacture, use or sale of any Licensed Product to the extent that LICENSOR possesses the right to license such patents and patent applications to COMPANY for commercial purposes without incurring financial or other non-contingent, material obligations to any third parties.

1.14 “Licensed Product(s)” shall mean any Licensed Compound or any pharmaceutical product containing one or more Licensed Compounds as active ingredients, alone or in combination with other active ingredients, the manufacture, use, importation, offer for sale or sale of which is covered by any Valid Claim or which is made using Licensed Technology.

1.15 “Licensed Technology” shall mean all technical information and data, whether or not patented, known or learned, invented, or developed by the Inventors or any employees of LICENSOR working under the Inventors’ direct or indirect supervision, prior to or during the term hereof and while they are under a duty to assign intellectual property rights to the LICENSOR, to the extent that (a) such technical information and data are useful for the manufacture, use, importation, offer for sale or sale of any Licensed Product; and (b) LICENSOR possess the right to license the use of such information to COMPANY for commercial purposes without incurring financial or other non-contingent, material obligations to any third parties and without breaching any obligations of confidentiality with such parties.

1.16 “Licensed Territory” shall mean the world.

1.17 “LICENSOR” shall mean Emory University.

1.18 “Major Market Country” shall mean Japan, Germany, France, the United Kingdom or the United States of America.

1.19 “NDA” shall mean a New Drug Application or its domestic or foreign equivalent.

1.20 “Net Selling Price” of Licensed Products which contain as their active ingredients only Licensed Compounds shall mean the gross selling price paid by a purchaser of such Licensed Product to COMPANY, an Affiliate or sublicensee of COMPANY, or any other party authorized by COMPANY to sell Licensed Products plus, if applicable, the value of all

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properties and services received in consideration of a Sale of a Licensed Product, less only (a) discounts, rebates, sales, use, or other similar taxes, transportation and handling charges and allowances; and (b) returns which are accepted by COMPANY from independent customers in accordance with COMPANY’s normal practice and for which COMPANY gives credit to such purchasers or retroactive price reductions in lieu of returns, whether during the specific royalty period or not. Where a sale is deemed consummated by a gift, use, or other disposition of Licensed Products, for other than a selling price stated in cash, the term “Net Selling Price” shall mean the average gross selling price billed by COMPANY in consideration of the cash Sales of comparable Licensed Products during the then current royalty period, less only reductions permitted in subsections (a) and (b) above and such other reductions, if any, as LICENSOR agrees are appropriate, which agreement will not be unreasonably withheld or delayed.

1.21 “Net Selling Price” of Licensed Products which contain as their active ingredients both Licensed Compounds and compounds other than Licensed Compounds (a “Combination Product”) shall be negotiated in good faith by the parties with the intention of agreeing upon a fair and equitable formula; provided, however, that if the parties are unable to agree upon such formula within a reasonable period of time, the Net Selling Price with respect to such Combination Product shall mean the gross sales price of such Combination Product billed to independent customers, less all the allowances, adjustments, reductions, discounts, taxes, duties, rebates or other charges referred to in Section 1.20 multiplied by a fraction, the numerator of which shall be the average invoice price per gram of Licensed Compound contained in the most comparable stock keeping unit of any product having the Licensed Compound as the sole active ingredient during the applicable royalty period in the applicable country of the Licensed Territory, when such comparable product is sold for the same indication as such Combination Product and the denominator of which shall be the average invoice price per gram of the Licensed Compound sold alone as described immediately above plus the average invoice price(s) per gram of the other active ingredient(s) contained in such Combination Product in such country during the applicable royalty period when such active ingredients are sold alone for the same indication as such Combination Product. If there is no average invoice price per gram in a given country for one or more of the active ingredients comprising a Combination Product, the Net Selling Price with respect to such Combination Product shall be deemed to be the gross sales of such Combination Product billed to independent customers, less all the allowances, adjustments, reductions, discounts, taxes, duties, rebates or other charges referred to in Section 1.20, times a fraction, the numerator of which is the number of Licensed Compounds in such Combination Product and the denominator of which is the number of all active ingredients in such Combination Product.

1.22 “Phase II Commencement Date” shall mean the date of commencement of the initial well-controlled clinical trial of a Licensed Product for HIV or HBV, as applicable, sponsored by COMPANY, the primary objective of which (as reasonably determined by COMPANY) is to ascertain additional data regarding the safety and tolerance of such Licensed Product and preliminary data regarding such Licensed Product’s antiviral effects for the applicable indication, is commenced. For purposes of the preceding sentence, such clinical trial shall be deemed to have commenced when such Licensed Product is first administered to any patient enrolled in such clinical trial. For purposes of this definition, the term “COMPANY”

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shall include Triangle Pharmaceuticals, Inc., its Affiliates and sublicensees or any party in a co-promotion or co-marketing relationship with Triangle Pharmaceuticals, Inc pertaining to such Licensed Product.

1.23 “Phase II Completion Date” in respect of HIV shall mean the earlier of (a) [REDACTED BY EMORY] after completion of the statistical analyses of those Phase II clinical studies which COMPANY considers reasonably necessary for purposes of inclusion in an NDA for the applicable indication; or (b) [REDACTED BY EMORY] after the last administration of a Licensed Product to all patients enrolled in the last to be completed Phase II clinical study pursuant to the applicable clinical study protocol; or (c) [REDACTED BY EMORY] days after the first public disclosure of the final results of all Phase II clinical studies intended to be included by COMPANY in the first NDA for the applicable indication intended to be filed by COMPANY in any Major Market Country.

“Phase II Completion Date” in respect of HBV means the first to occur of the periods specified in clauses (a) or (c) above. Notwithstanding the foregoing, the filing by COMPANY of an NDA in a Major Market Country for a given indication shall be deemed to constitute the Phase II Completion Date for such indication. For purposes of this definition, the term “COMPANY” shall include Triangle Pharmaceuticals, Inc., its Affiliates and sublicensees or any party in a co-promotion or co-marketing relationship with Triangle Pharmaceuticals, Inc. pertaining to any Licensed Product.

1.24 “Registration” shall mean, in relation to any Licensed Product, such approvals by the regulatory authorities in a given country (including pricing approvals) as may be legally required before such Licensed Product may be commercialized or Sold in such country.

1.25 “Sale” or “Sold” shall mean the sale, transfer, exchange, or other disposition of Licensed Products whether by gift or otherwise, subsequent to Registration in a given country (if such Registration is required) by COMPANY, its Affiliates, sublicensees or any third party authorized by COMPANY to make such sale, transfer, exchange or disposition. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; or (d) if otherwise transferred, exchanged, or disposed of, whether by gift or otherwise, when such transfer, exchange, gift, or other disposition occurs. Notwithstanding the foregoing definition of Sale, to the extent COMPANY distributes any Licensed Product under a Treatment IND or other expanded access program at a sales price which exceeds its fully absorbed cost therefor, such excess shall be deemed to be a Sale for which royalties are payable in accordance with the other terms hereof; provided, however, that such distribution shall not be deemed to be Registration of such Licensed Product.

1.26 “U.S. Government Licenses” shall mean the non-exclusive licenses to the U.S. Government or agencies thereof pursuant to [REDACTED BY EMORY], copies of which licenses are attached hereto as APPENDIX “B.”

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1.27 “Valid Claim” shall mean (a) an issued claim of any unexpired patent included among the Licensed Patents, or (b) a pending claim of any pending patent application included among the Licensed Patents, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise or which has not been lost through an interference proceeding.

1.28 “Yale Agreement” shall mean the License Agreement between LICENSOR and Yale University, dated as of May 26, 1993, a true and correct copy of which has been provided by LICENSOR to COMPANY.

ARTICLE 2. GRANT OF LICENSE

2.1 LICENSE. LICENSOR hereby grants COMPANY and its Affiliates the exclusive right and license to practice the Licensed Patents and the Licensed Technology to make, have made, use, import, offer for sale and sell Licensed Products within the Field of Use in the Licensed Territory during the term of this Agreement.

2.2 GOVERNMENT RIGHTS. The license granted in Section 2.1 above is conditional upon and subject to the U.S. Government Licenses and other rights retained by the United States in, and obligations imposed by applicable law with respect to, inventions developed by nonprofit institutions with the support of federal funds. These rights and obligations are set forth in 35 USCA Sections 201 et seq. and 37 CFR 401 et seq., which may be amended from time to time by the Congress of the United States or through administrative procedures. All provisions required to be made a part hereof by such statutes and regulations are hereby incorporated herein by reference, to the extent, and only to the extent required by the foregoing, Company agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States.

2.3 RETAINED LICENSE. The license granted in Section 2.1 above is further conditional upon and subject to a right and license retained by LICENSOR on its behalf and LICENSOR’s academic research collaborators to make and use Licensed Products and practice Licensed Technology for research and educational purposes only. LICENSOR shall promptly verify the names of any research collaborators practicing the license retained in this Section 2.3 upon COMPANY’s written request.

2.4 SUBLICENSES. COMPANY may grant sublicenses upon LICENSOR’s written approval (which approval shall not be unreasonably withheld or delayed). In the event LICENSOR does not respond to a request for approval to sublicense within fifteen (15) days from receiving a copy of the proposed sublicense agreement from COMPANY, such request shall be deemed to be approved. COMPANY shall provide LICENSOR with complete copies of all sublicense agreements within thirty (30) days of their execution. COMPANY shall remain responsible to LICENSOR for the payment of all fees and royalties due under this Agreement, whether or not such payments are made to COMPANY by its sublicensees. COMPANY shall include in any sublicense granted pursuant to this Agreement a provision requiring the

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sublicensee to indemnify LICENSOR and maintain liability insurance coverage to the same extent that COMPANY is so required pursuant to Article 9 of this Agreement.

2.5 NO IMPLIED LICENSE. The license and rights granted in this Agreement shall not be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement, except as otherwise implied by law to the extent necessary to practice the Licensed Patents or Licensed Technology.

2.6 THIRD PARTY LICENSES. In the event LICENSOR acquires (a) a license from a third party relating to intellectual property which would be deemed to be Licensed Patents or Licensed Technology but for the inability to sublicense such intellectual property to COMPANY without incurring financial or other non-contingent, material obligations or (b) a license from GW for either the GW Patents or GW Know How, LICENSOR shall give prompt notice and a copy thereof to COMPANY. Such notice shall be accompanied by such data and information in LICENSOR’s possession, which LICENSOR is authorized to transfer to COMPANY, or which can be obtained from such third party or GW, as applicable, in order to assist COMPANY in determining whether to sublicense such third party or GW license. COMPANY shall have [REDACTED BY EMORY] to elect whether to obtain a sublicense under such third party or GW license pursuant to the terms thereof within the Field of Use, but with no additional obligations of any type other than as prescribed therein or, in the case of a GW license, as prescribed in Section 3.3 hereof. If COMPANY fails to notify LICENSOR of its decision regarding the acquisition of such sublicense within such [REDACTED BY EMORY] period, this Section 2.6 shall no longer apply to such third party or GW license, as applicable.

2.7 RIGHT OF FIRST REFUSAL TO [REDACTED BY EMORY]

(a) As used in this Section 2.7, [REDACTED BY EMORY] shall mean [REDACTED BY EMORY]

(b) Except as otherwise set forth in Subsection 2.7(c), prior to entering into any license or assignment agreement with a third party relating to any of LICENSOR’s rights in respect of the [REDACTED BY EMORY], LICENSOR shall notify COMPANY of the terms of such proposed agreement. Such notice shall include a copy of such proposed agreement, together with all data and information in LICENSOR’s possession relating to the [REDACTED BY EMORY] and its use as a therapeutic agent. Such notice shall be deemed an offer to COMPANY to enter into such proposed agreement. Thereafter, COMPANY shall have [REDACTED BY EMORY] to accept such offer. Upon acceptance of such offer by COMPANY, such proposed agreement shall be binding between COMPANY and LICENSOR. If COMPANY does not accept such offer within such [REDACTED BY EMORY], LICENSOR shall be entitled, for a period of [REDACTED BY EMORY] after expiration of such [REDACTED BY EMORY] period, to enter into such proposed agreement on the terms offered to COMPANY. If LICENSOR does not enter into such proposed agreement with such third party on the terms presented to COMPANY within such [REDACTED BY EMORY], then LICENSOR must again comply with this Subsection 2.7(b) before entering into such agreement. COMPANY agrees to maintain the confidentiality of the terms of such offer in accordance with the provisions of Article 10 hereof.

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(c) LICENSOR may license or assign its rights in respect of [REDACTED BY EMORY] to any of the Inventors or any corporate entity formed by or on behalf of the Inventors (the foregoing being referred to as “Permitted Transferees”) for purposes of clinically developing [REDACTED BY EMORY]; provided, however, that, as a condition precedent to any such license or assignment, the Permitted Transferees agree to be bound by all the terms of Subsection 2.7(b) to the same extent as LICENSOR pursuant to a written document. Such document shall be delivered to COMPANY on or before such license or assignment to the Permitted Transferees. Any purported license or assignment to such Permitted Transferees without the execution and delivery of such written document, as aforesaid, shall be void. Not more than one license or assignment permitted by this Subsection 2.7(c) may be in effect at any time.

(d) LICENSOR represents that it has not licensed, assigned or otherwise transferred any of its rights in and to [REDACTED BY EMORY] on or before the date hereof, except for a certain License Agreement between LICENSOR and GW, dated February 1, 1992, which has been terminated.

(e) In the event COMPANY obtains a license from GW to any intellectual property relating to [REDACTED BY EMORY], COMPANY shall grant LICENSOR or any Permitted Transferee, as applicable, a sublicense thereunder with the right to sublicense, to the extent sublicensing is permissible and subject to the terms of such GW license. Such sublicense shall apply only to [REDACTED BY EMORY] and shall terminate in the event COMPANY exercises the right of first refusal set forth in Subsection 2.7(b).

ARTICLE 3. ROYALTIES AND OTHER PAYMENTS

3.1 LICENSE FEES. As partial consideration for entering into this Agreement, COMPANY agrees to pay, or issue to, LICENSOR the following, unless COMPANY has given LICENSOR notice of termination of this Agreement prior to an applicable due date:

(a) [REDACTED BY EMORY], payable within [REDACTED BY EMORY] days after the date hereof;

(b) [REDACTED BY EMORY], payable in [REDACTED BY EMORY] monthly installments on the first day of each calendar month, commencing on the first day of the [REDACTED BY EMORY] next succeeding the date hereof;

(c) [REDACTED BY EMORY], payable on the earlier of (i) [REDACTED BY EMORY] after consummation by COMPANY of either the round of private equity financing next succeeding the date hereof or its initial public offering, as applicable, or (ii) [REDACTED BY EMORY] after the date hereof;

(d) [REDACTED BY EMORY], payable on the earlier of (i) [REDACTED BY EMORY] after consummation by COMPANY of either the round of private equity financing next succeeding the round of private equity financing referred to in Subsection 3.1(c) above or its initial public offering, as applicable, or (ii) [REDACTED BY EMORY] [REDACTED BY EMORY] after the date hereof; and

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(e) 500,000 shares of COMPANY common stock upon execution of this Agreement. Such shares shall be issued directly to LICENSOR or to certain Inventors as directed by LICENSOR. Each recipient of any shares shall sign the Restricted Stock Purchase Agreement and an Amended and Restated Investors’ Rights Agreement, each dated as of even date herewith.

3.2 MILESTONE PAYMENTS.

(a) COMPANY shall pay LICENSOR a milestone payment (“Milestone Payments”) in the amount specified below no later than [REDACTED BY EMORY] after the occurrence of the corresponding event designated below (except as specified in Subsection 3.2(b)) unless COMPANY has given LICENSOR notice of termination prior to such due date:

EVENT             MILESTONE PAYMENT

[REDACTED BY EMORY] [REDACTED BY EMORY]

(vi)	[REDACTED BY EMORY] [REDACTED BY EMORY]

TOTAL MILESTONE PAYMENTS

(b) Except as otherwise provided in this Subsection 3.2(b), only [REDACTED BY EMORY] of each Milestone Payment described in clauses (ii), (iii), (v) and (vi) of Subsection 3.2(a) shall be payable on the applicable due date as specified therein. The remaining [REDACTED BY EMORY] of the Milestone Payments set forth in such clauses for a given indication shall be payable upon the earlier of (i) [REDACTED BY EMORY] after commercial introduction by COMPANY of the first Licensed Product in [REDACTED BY EMORY]. (if such indication is [REDACTED BY EMORY] or in any [REDACTED BY EMORY] (if such indication is [REDACTED BY EMORY]) (ii) upon LICENSOR’s grant of a sublicense to COMPANY in respect of the GW Patents pursuant to Section 2.6 hereof or (iii) upon GW’s grant of a license to COMPANY in respect of the GW Patent Rights. In the event the sublicense referred to in clause (ii) or the license referred to in clause (iii) of this Subsection 3.2(b) above is granted prior to the achievement of a milestone to which this Subsection 3.2(b) applies, [REDACTED BY EMORY] of the applicable Milestone Payment shall be payable in accordance with Subsection 3.2(a). Notwithstanding the foregoing, at such time as COMPANY (x) obtains [REDACTED BY EMORY] for a Licensed Product for [REDACTED BY EMORY][REDACTED BY EMORY] (the “First Indication”), (y) files an NDA for Registration in [REDACTED BY EMORY] of a [REDACTED BY EMORY] (the “Second Indication”) and (z) publishes Phase II/III results of clinical studies for the Second Indication in a recognized scientific journal, [REDACTED BY EMORY] of the Milestone Payment payable upon NDA Filing for a Licensed Product for the Second Indication, as set forth in Subsection 3.2(a), shall be payable in accordance with the provisions thereof.

3.3 ADDITIONAL MILESTONES. In the event LICENSOR and COMPANY execute a sublicense agreement in respect of either [REDACTED BY EMORY] pursuant to Section 2.6, COMPANY shall pay LICENSOR the applicable Milestone Payment set forth

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below, unless COMPANY has given LICENSOR notice of termination prior to the applicable due date specified below:

(a) [REDACTED BY EMORY], payable within [REDACTED BY EMORY] after the grant of a sublicense by LICENSOR to COMPANY in respect of the [REDACTED BY EMORY]; and

(b) [REDACTED BY EMORY], payable within [REDACTED BY EMORY] after the grant of a sublicense by LICENSOR to COMPANY in respect of the [REDACTED BY EMORY].

3.4 RUNNING ROYALTIES. COMPANY shall pay LICENSOR a royalty equal to the following percentages of the Net Selling Price of Licensed Products Sold in the Licensed Territory by COMPANY and its Affiliates and sublicensees for [REDACTED BY EMORY]:

(a) PERCENTAGE OF NET SELLING PRICE ANNUAL NET SELLING PRICE OF LICENSED PRODUCTS FOR [REDACTED BY EMORY]

[REDACTED BY EMORY] [REDACTED BY EMORY]

(b) PERCENTAGE OF NET SELLING PRICE ANNUAL NET SELLING PRICE OF LICENSED PRODUCTS FOR [REDACTED BY EMORY]

[REDACTED BY EMORY] [REDACTED BY EMORY]

By way of example only, if during a given calendar year, the Net Selling Price of all Licensed Products for [REDACTED BY EMORY] were [REDACTED BY EMORY], the royalties payable by COMPANY pursuant to Subsection 3.4(a) would be equal to [REDACTED BY EMORY] or [REDACTED BY EMORY]

(c) DURATION; REDUCTION. Royalties (at the rates set forth in Subsections 3.4(a) and (b), subject to reduction or modification only as prescribed herein) shall be paid in respect of a given Licensed Product for a period of [REDACTED BY EMORY] after commercial introduction of such Licensed Product in a given country. Thereafter, royalties shall be paid only so long as the manufacture, use, offer for sale, sale or importation of such Licensed Product in such country would, in the absence of a license, infringe a Valid Claim of an issued and unexpired patent within the Licensed Patents. If, during such [REDACTED BY EMORY] period, a third party or third parties commence selling a therapeutic product in a country in which there are no Valid Claims or are Valid Claims only of the type described in Section 1.27(b) and (i) such product contains any Licensed Compound (“unlicensed unit sales”) and (ii) such unlicensed unit sales for any royalty period amount to [REDACTED BY EMORY] or more of the COMPANY’s unit sales of such Licensed Product in such country in such royalty period, determined in accordance with Subsection 3.4(d) below, then COMPANY’s royalty obligation in such country with respect to such Licensed Product shall be suspended commencing with the royalty period next succeeding the royalty period in which such [REDACTED BY EMORY] threshold was initially exceeded and shall resume with the royalty period next succeeding the

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first royalty period in which such [REDACTED BY EMORY] threshold is no longer exceeded. COMPANY’s royalty obligations with respect to such Licensed Product shall resume in such country if and when such Valid Claim per Subsection 1.27(b) becomes a Valid Claim per Subsection 1.27(a).

(d) UNIT SALES. For purposes of this Section 3.4, (i) “unlicensed unit sales” and “COMPANY unit sales” shall be deemed to mean the grams of Licensed Compound in third party product (irrespective of dosage form) or the Licensed Product (irrespective of dosage form), respectively, as reflected on the label of each such unit; and (ii) unlicensed unit sales shall be determined by the sales reports of IMS America Ltd. of Plymouth Meeting, Pennsylvania (“IMS”) or any successor to IMS or any other independent marketing auditing firm selected by COMPANY or its sublicensees and reasonably acceptable to LICENSOR. If COMPANY is entitled to a royalty suspension based on unlicensed unit sales pursuant to Subsection 3.4(c) for any royalty period, it or its sublicensees shall submit the sales report of IMS or such other independent firm, as applicable, for the relevant royalty period to LICENSOR, together with COMPANY’s or its sublicensees’ sales report for the relevant royalty period. Such sales reports for each royalty period in which COMPANY is entitled to such royalty suspension shall be submitted with the royalty report for such royalty period submitted pursuant to Section 4.1.

3.5 ANNUAL MINIMUM ROYALTIES.

(a) Subject to Subsection 3.5 (c), in the event that COMPANY’s total annual royalty payment to LICENSOR pursuant to Subsection 3.4(a) above during the [REDACTED BY EMORY] calendar year following the year during which the first FDA Registration is granted for a Licensed Product covered by Subsection 3.4(a) above and each calendar year thereafter for so long as there exist Valid Claims in the U.S. is less than the annual minimum royalty set forth opposite such year below (the “Annual Minimum”), COMPANY shall make a payment to LICENSOR together with the report for the fourth quarter of such year required in Section 4.1 of this Agreement equal to the difference between such Annual Minimum and the total royalties paid to LICENSOR for the preceding year pursuant to Subsection 3.4(a) above:

CALENDAR YEAR ANNUAL MINIMUM

[REDACTED BY EMORY] [REDACTED BY EMORY]

(b) Subject to Subsection 3.5 (c), in the event that COMPANY’s total annual royalty payment to LICENSOR pursuant to Subsection 3.4(b) above during the [REDACTED BY EMORY] calendar year following the year during which the first Registration in a Major Market Country is granted for a Licensed Product covered by Subsection 3.4(b) above and each calendar year thereafter for so long as there exist Valid Claims in the U.S. is less than the annual minimum royalty set forth opposite such year below (the “Annual Minimum”), COMPANY shall make a payment to LICENSOR together with the report for the fourth quarter of such year required in Section 4.1 of this Agreement equal to the difference between such Annual Minimum and the total royalties paid to LICENSOR for the preceding year pursuant to Subsection 3.4(b) above:

CALENDAR YEAR ANNUAL MINIMUM

[REDACTED BY EMORY] [REDACTED BY EMORY]

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(c) If during a given year, the sum of royalty payments paid hereunder for all Licensed Products described in Subsections 3.4(a) and 3.4(b) of this Agreement exceeds the sum of the applicable Annual Minimums which are required to be paid for such year pursuant to Subsections 3.5(a) and 3.5(b), COMPANY shall be deemed to have satisfied the requirements of each of Subsections 3.5(a) and 3.5(b) for such year. For any year in which no Valid Claims exist in the United States for the entire year or this Agreement is not in effect for the entire year, the Annual Minimum shall be prorated accordingly.

(d) Commencing upon FDA Registration for a Licensed Product and ending upon expiration of the [REDACTED BY EMORY] calendar year following the year in which such FDA Registration is granted, COMPANY may credit solely against running royalties (paid pursuant to Section 3.4), all reasonable costs incurred by COMPANY after the date hereof (including any reimbursements to LICENSOR pursuant to Section 7.1 for INTER PARTES Patent Prosecution Activities, as defined therein) in connection with any litigation, interference, opposition or other action pertaining to the validity, enforceability, allowability or subsistence of the Licensed Patents or whether COMPANY’s practice of the Licensed Patents infringes a third party patent. Until the end of such [REDACTED BY EMORY] calendar year, the amount of such credits shall not exceed in any year [REDACTED BY EMORY] of the royalty payments due hereunder in such year. Commencing upon the [REDACTED BY EMORY] calendar year following the year in which such FDA Registration is granted, such credits shall not exceed in any year [REDACTED BY EMORY] of the Annual Minimum payments due in such year. Such costs shall not be credited against any other payments due to LICENSOR under this Agreement.

3.6 REIMBURSEMENTS. COMPANY shall reimburse LICENSOR, within [REDACTED BY EMORY] after submission to COMPANY of invoices and reasonable substantiation thereof, for expenses incurred by LICENSOR in preparing and reviewing this Agreement, not to exceed [REDACTED BY EMORY].

3.7 ADDITIONAL PAYMENTS IN RESPECT OF SUBLICENSE AND OTHER AGREEMENTS. In the event COMPANY grants sublicenses, sales or other rights with respect to the Licensed Products pursuant to which COMPANY receives remuneration other than royalties, then COMPANY shall pay to LICENSOR a percentage (the “Applicable Percentage”) as set forth below of all payments that COMPANY receives from such sublicensees or other parties, including, without limitation, (a) [REDACTED BY EMORY]; (b) [REDACTED BY EMORY]; (c) [REDACTED BY EMORY]; (d) [REDACTED BY EMORY]; and (e) [REDACTED BY EMORY]. As used in this Section 3.7, the term “[REDACTED BY EMORY]” means [REDACTED BY EMORY] and all other [REDACTED BY EMORY] to COMPANY in connection with a [REDACTED BY EMORY]; “[REDACTED BY EMORY]” means payments to COMPANY equal to [REDACTED BY EMORY], where “A” is the [REDACTED BY EMORY] of COMPANY [REDACTED BY EMORY] purchased by the [REDACTED BY EMORY], “B” is the [REDACTED BY EMORY] by the [REDACTED BY EMORY], and “C” is the [REDACTED BY EMORY] of the equity which, for purposes hereof,

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shall be equal to [REDACTED BY EMORY] of the per share price obtained by the COMPANY in its most recent round of preferred equity financing, unless COMPANY’s Board of Directors has established a new per share price in good faith, in which case, such Board determined price shall apply; provided, however, that in the event such shares or other units of equity are publicly traded on a recognized securities market, the publicly traded price shall apply; “[REDACTED BY EMORY]” means [REDACTED BY EMORY] to COMPANY upon the fulfillment by COMPANY or the [REDACTED BY EMORY] of [REDACTED BY EMORY] or [REDACTED BY EMORY] in excess of those set forth in Section 3.2; “[REDACTED BY EMORY]” means [REDACTED BY EMORY] (such as [REDACTED BY EMORY]) made by [REDACTED BY EMORY] to COMPANY to preserve, or to avoid a forfeiture of rights under, the [REDACTED BY EMORY] in excess of those set forth in Section 3.5; and “[REDACTED BY EMORY]” means the amount by which actual payments made by a [REDACTED BY EMORY] to COMPANY for Licensed Products or components of Licensed Products exceeds COMPANY’s standard costs for manufacture and shipment of such products plus [REDACTED BY EMORY] of such costs, “standard costs” being determined in accordance with Generally Accepted Accounting Principles. LICENSOR acknowledges that it shall not be entitled to share in any payment made by a [REDACTED BY EMORY] regardless of how such payment is denominated, that represents reimbursement or advance payment of costs incurred by COMPANY for research, development or other purposes (as agreed by LICENSOR and COMPANY) in COMPANY’s pursuit of regulatory or marketing approval for any Licensed Product. With respect to a [REDACTED BY EMORY] or [REDACTED BY EMORY] concluded prior to Registration in [REDACTED BY EMORY] of the first Licensed Product, the Applicable Percentage shall be [REDACTED BY EMORY]. With respect to a sublicense or other contractual arrangement concluded after Registration in [REDACTED BY EMORY] of the first Licensed Product, the Applicable Percentage shall be [REDACTED BY EMORY]. With respect to any sublicensing or other transaction to which this Section 3.7 applies but which relates to products or compounds in addition to Licensed Products and for which an allocation would be necessary, the parties shall meet and attempt to agree on which portion of the total payments received by COMPANY pursuant to such transaction should be subject to this Section 3.7. In the event the parties cannot agree upon such allocation within a reasonable period of time, COMPANY shall select an independent certified public accountant, to which LICENSOR have no reasonable objection, to determine such allocation. Such allocation shall be determined in accordance with generally accepted accounting principles in the United States.

3.8 ACCRUAL OF ROYALTIES.

No royalty shall be payable on a Licensed Product made, sold, or used for tests or development purposes or distributed as samples. No royalties shall be payable on sales among COMPANY, its Affiliates and sublicensees, but royalties shall be payable on subsequent sales by COMPANY, its Affiliates or sublicensees to a third party. No multiple royalty shall be payable because the manufacture, use or sale of a Licensed Product is covered by more than one Valid Claim or at least one Valid Claim and the Licensed Technology.

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3.9 THIRD PARTY ROYALTIES.

(a) If COMPANY, its Affiliates or sublicensees determine after consultation with LICENSOR, but at COMPANY’s discretion, that it or they are required to pay royalties or other fees to any third party (including under any third party or GW license to which Section 2.6 applies) because the manufacture, use, offer for sale, importation, or sale of a Licensed Product infringes any patent or other intellectual property rights of such third party in a given country (“Third Party Royalties”), COMPANY, its Affiliates or sublicensees may deduct from running royalties thereafter due to LICENSOR (per Section 3.4 of this Agreement) with respect to the Net Selling Price of such Licensed Product in such country up to [REDACTED BY EMORY] of the Third Party Royalties. In no event shall the royalties due on such Sales of such Licensed Product in such country on account of any reduction pursuant to this Subsection 3.9(a) be thereby reduced to less than [REDACTED BY EMORY] on such Sales of such Licensed Product in such country.

(b) If the sum of the royalties paid hereunder and Third Party Royalties for a given Licensed Product in a given country exceeds, at any time, [REDACTED BY EMORY] of the Net Selling Price for such Licensed Product, upon COMPANY’s request, LICENSOR and COMPANY agree to negotiate in good faith in an effort to agree on a reduction in the royalties payable hereunder to LICENSOR for such Licensed Product in such country. In the event the parties are unable to agree to such reduction after a reasonable period of time, not to exceed [REDACTED BY EMORY], either party may request that the issue be arbitrated in accordance with Section 16.1 of this Agreement.

3.10 COMPULSORY LICENSES. Should a compulsory license be granted to any third party in any country of the Licensed Territory to make, have made, use, import, offer for sale or sell Licensed Products, the royalty rate payable thereunder for sales of the Licensed Products by COMPANY in such country shall be adjusted to match any lower royalty rate granted to the third party for such country. COMPANY shall provide LICENSOR with prompt written notice of any governmental or judicial procedures initiated in any country to impose a compulsory license.

COMPANY shall take all reasonable and legal steps as COMPANY deems appropriate which are available to oppose such compulsory license and shall, at LICENSOR’s request, cooperate reasonably with LICENSOR in any legal action which LICENSOR may wish to take to oppose such compulsory license, which action shall be at LICENSOR’s sole expense and may not be taken by LICENSOR if such action would materially jeopardize the validity of any Licensed Patents in such country.

3.11 REDUCTION IN ROYALTY DUE TO INVALID CLAIMS. In the event that all applicable claims of all patents or patent applications included within the Licensed Patents under which COMPANY is selling or actively developing a Licensed Product shall be held invalid or not infringed by the Licensed Products COMPANY is selling or actively developing by a court of competent jurisdiction in a given country of the Licensed Territory, whether or not there is a conflicting decision by another court of competent jurisdiction in such country, COMPANY may cease all royalty payments on its, its Affiliates’ or its sublicensees’ sales of such Licensed Product

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covered by such claims and, if it does so, shall deposit such royalty payments in an interest-bearing escrow account until such judgment is finally reversed by an unappealed or unappealable decree of a court of competent jurisdiction of higher dignity in such country or is otherwise unappealable or is unappealed within the time allowed therefor; provided, however, that if such judgment is finally reversed by an unappealed or unappealable decree of a court of competent jurisdiction of higher dignity in such country, the former royalty payments shall be resumed and the royalty payments not theretofore made and interest earned thereon shall become due and payable to LICENSOR.

3.12 MOST FAVORED LICENSEE. Should COMPANY’s exclusive license hereunder become nonexclusive in any country of the Licensed Territory due to LICENSOR’s exercise of their conversion remedy and should LICENSOR thereafter grant to a third party a license for any Licensed Product in such country containing more favorable terms than those granted to COMPANY, then in such an event, LICENSOR promptly shall notify COMPANY and or its Affiliates or sublicensees, as applicable, and COMPANY and such Affiliates or sublicensees shall have the benefit of such more favorable terms provided they accept any less favorable terms contained in such license.

3.13 YALE AGREEMENT.

(a) LICENSOR covenants that, during the term of this Agreement, it will:

(i) fulfill all of its obligations under the Yale Agreement, including, but not limited to, any royalty obligations set forth therein;

(ii) take no action or omit to take any action which would cause it to be in breach of any provision of the Yale Agreement; and

(iii) immediately notify COMPANY in the event LICENSOR receives notice from Yale University that LICENSOR is in default under the Yale Agreement or that Yale University has terminated or intends to terminate the Yale Agreement.

In the event of any default of the type described in clause (iii) above, LICENSOR agrees that if it fails or does not intend to cure such default, COMPANY may, at COMPANY’s option, do so and may offset any reasonable expenses COMPANY incurs in curing such default.

(b) Notwithstanding the provisions of Section 3.9, COMPANY, its affiliates and sublicensees may fully credit any royalties which it or they pay to Yale University against royalties payable hereunder.

ARTICLE 4. REPORTS AND ACCOUNTING

4.1 ROYALTY REPORTS AND RECORDS. During the term of this Agreement, COMPANY shall furnish, or cause to be furnished to LICENSOR, written reports governing each of COMPANY’s, COMPANY’s Affiliates’ and COMPANY’s sublicensees’ fiscal quarters showing:

(a) the gross selling price of all Licensed Products Sold by COMPANY, its Affiliates and sublicensees, in each country of the Licensed Territory during the reporting period, together with the calculations of Net Selling Price in accordance with Sections 1.15 and 1.16; and

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(b) the royalties payable in Dollars, which shall have accrued hereunder in respect to such Sales; and

(c) the exchange rates used, if any, in determining the amount of Dollars; and

(d) a summary of all reports provided to COMPANY by COMPANY’s sublicensees; and

(e) the amount of any consideration received by COMPANY from sublicensees, an explanation of the contractual obligation satisfied by such consideration and calculation of any payments due LICENSOR pursuant to Section 3.7 of this Agreement;

(f) the occurrence of any event triggering a Milestone Payment obligation in accordance with Section 3.2; and

(g) the basis for any credits taken against Annual Minimum payments in accordance with Subsection 3.5 (d), including documentation of costs incurred by COMPANY in any litigation, infringement, interference, or other action pertaining to the Licensed Patents, and any deductions from running royalty payments taken pursuant to Section 3.9, including documentation of any royalties or other fees paid to third parties.

Reports shall be made semi-annually until the first Sale of a Licensed Product and quarterly thereafter. Semi-annual reports shall be due within Minimum payments due in such thirty (30) days of the close of every second and Quarterly reports shall be due within sixty (60) days of the close of every COMPANY fiscal quarter. COMPANY shall keep accurate records in sufficient detail to enable royalties and other payments payable hereunder to be determined. COMPANY shall be responsible for all royalties and late payments that are due to LICENSOR that have not been paid by COMPANY’s Affiliates and sublicensees. COMPANY’s sublicensees shall have, and shall be notified by COMPANY that they have, the option of making any royalty payment directly to LICENSOR.

4.2 RIGHT TO AUDIT. LICENSOR shall have the right, upon prior notice to COMPANY, not more than once in each COMPANY fiscal year nor more than once in respect of any fiscal year, through an independent certified public accountant selected by LICENSOR and acceptable to COMPANY, which acceptance shall not be unreasonably refused, to have access during normal business hours to those records of COMPANY as may be reasonably necessary to verify the accuracy of the royalty reports required to be furnished by COMPANY pursuant to Section 4.1 of the Agreement. COMPANY shall include in any sublicenses granted pursuant to this Agreement a provision requiring the sublicensee to keep and maintain records of Sales made pursuant to such sublicense and to grant access to such records by LICENSOR’s independent certified public accountant. If such independent certified public accountant’s report shows any underpayment of royalties by COMPANY its Affiliates or sublicensees, within thirty

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(30) days after COMPANY’s receipt of such report, COMPANY shall remit or shall cause its sublicensees to remit to LICENSOR:

(a) the amount of such underpayment; and

(b) if such underpayment exceeds [REDACTED BY EMORY] of the total royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such independent certified public accountant performing the audit. Otherwise, LICENSOR’s accountant’s fees and expenses shall be borne by LICENSOR. Any overpayment of royalties shall be fully creditable against future royalties payable in any subsequent royalty periods. Upon the expiration of [REDACTED BY EMORY] months following the end of any fiscal year, the calculation of royalties payable with respect to such fiscal year shall be binding and conclusive on LICENSOR and COMPANY, unless an audit is initiated before expiration of [REDACTED BY EMORY].

4.3 CONFIDENTIALITY OF RECORDS. All information subject to review under this Article 4 shall be confidential. Except where provided by law, LICENSOR and its accountant shall retain all such information in confidence.

ARTICLE 5. PAYMENTS

5.1 PAYMENTS AND DUE DATES. Except as otherwise provided herein, royalties and sublicense and other fees payable to LICENSOR as a result of activities occurring during the period covered by each royalty report provided for under Article 4 of this Agreement shall be due and payable on the date such royalty report is due. Payments of royalties in whole or in part may be made in advance of such due date. Any payment in excess of [REDACTED BY EMORY] shall be made by wire transfer to an account of LICENSOR designated by LICENSOR from time to time; provided, however, that in the event that LICENSOR fails to designate such account, COMPANY or its Affiliates and sublicensees may remit payment to LICENSOR to the address applicable for the receipt of notices hereunder; providing, further, that any notice by LICENSOR of such account or change in such account, shall not be effective until fifteen (15) days after receipt thereof by COMPANY.

5.2 CURRENCY RESTRICTIONS. Except as hereinafter provided in this Section 5.2, all royalties shall be paid in Dollars. If, at any time, legal restrictions prevent the prompt remittance of part of or all royalties with respect to any country in the Licensed Territory where Licensed Products are Sold, COMPANY or its sublicensee shall have the right and option to make such payments by depositing the amount thereof in local currency to LICENSOR’s accounts in a bank or depository in such country.

5.3 INTEREST. Royalties and other payments required to be paid by COMPANY pursuant to this Agreement shall, if overdue, bear interest at the lesser of [REDACTED BY EMORY] [REDACTED BY EMORY] or a per annum rate of [REDACTED BY EMORY] until paid. The payment of such interest shall not foreclose LICENSOR from exercising any other rights it may have because any payment is overdue.

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ARTICLE 6. DEVELOPMENT AND MARKETING PROGRAM

6.1 DUE DILIGENCE OBLIGATIONS. COMPANY shall directly, or through or in collaboration with Affiliates and sublicensees, use its best efforts:

(a) to conduct a research and development program relating to the use of Licensed Products in the Field of Use; and

(b) to diligently pursue Registration of the Licensed Products; and

(c) to effectively market the Licensed Products.

6.2 FULFILLMENT; CONVERSION.

(a) For purposes of this Agreement, “best efforts” shall mean that COMPANY shall use reasonable efforts including, to the extent appropriate, pursuing sublicenses and corporate alliances consistent with those used by comparable pharmaceutical companies in the United States in research and development projects for therapeutic methods or compositions deemed to have commercial value comparable to the Licensed Products. COMPANY’s best efforts obligations set forth in this Article 6 and implied by law shall be deemed to have been fulfilled if COMPANY: (i) causes an IND to be filed in a Major Market Country with respect to a Licensed Product for [REDACTED BY EMORY] (each referred to as a [REDACTED BY EMORY]) by the end of the [REDACTED BY EMORY] after the date of this Agreement; and (ii) causes the Phase II Commencement Date with respect to a first Licensed Product for each [REDACTED BY EMORY] [REDACTED BY EMORY] to occur by the end of the [REDACTED BY EMORY] after the date of this Agreement; and (iii) files an NDA for a Licensed Product for [REDACTED BY EMORY] in a Major Market Country by the end of the [REDACTED BY EMORY] [REDACTED BY EMORY] after the date of this Agreement; and (iv) diligently pursues such Registrations for [REDACTED BY EMORY]; and (v) commences marketing at least one Licensed Product within [REDACTED BY EMORY] following such Registration. COMPANY shall be entitled to obtain a maximum of three consecutive extensions of time for meeting each of its obligations to commence Phase II clinical studies or file an NDA for [REDACTED BY EMORY] by paying to LICENSOR [REDACTED BY EMORY] for a first extension of [REDACTED BY EMORY] duration, [REDACTED BY EMORY] for a second extension of [REDACTED BY EMORY] days’ duration, and [REDACTED BY EMORY] for a third extension of [REDACTED BY EMORY] duration. Payment for any such extension must be received by LICENSOR within [REDACTED BY EMORY] business days following the expiration of the period during which any diligence obligation was required to be met. COMPANY shall provide reports to LICENSOR every [REDACTED BY EMORY] days following its NDA filing(s) concerning the status of such filing(s) until final approval thereof. Each such report shall describe the status of the COMPANY’s NDA and disclose any request for additional information or data received by COMPANY from the FDA during the reporting period and COMPANY’s plans for complying with such request. COMPANY shall immediately notify LICENSOR if COMPANY determines that it is unwilling to comply with any FDA requirement the failure with which to comply would result in the given Licensed Product being

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unapprovable by the FDA (which notice is hereinafter referred to as a “Failure of Diligence Notice”).

Upon receipt of such a Failure of Diligence Notice, COMPANY shall be deemed to have failed to meet its diligence obligations, and LICENSOR may thereafter invoke any remedy provided for in this Article without any further notice to COMPANY.

(b) In the event COMPANY fails to meet any diligence requirement set forth herein in respect of a Licensed Product for a given [REDACTED BY EMORY], LICENSOR shall have the option in its sole discretion to (i) terminate the Agreement within the entire Licensed Territory or any portion of the Licensed Territory for such [REDACTED BY EMORY], (ii) convert the license granted in this Agreement into a non-exclusive license within the entire Licensed Territory or any portion of the Licensed Territory for such Major Indication, or (iii) terminate the Agreement within a portion of the Licensed Territory and convert the license granted in this Agreement into a non-exclusive license within a portion of the Licensed Territory for such [REDACTED BY EMORY].

(c) Upon exercise by LICENSOR of any portion of its rights under the preceding Subsection with respect to a given [REDACTED BY EMORY], COMPANY shall deliver to LICENSOR all data, and shall grant to LICENSOR and its sublicensees a non-exclusive, royalty free license under all intellectual property rights in COMPANY’s or COMPANY’s sublicensees’ control and required for regulatory or commercial reasons in order to market any Licensed Product in the country or countries in which termination has occurred for such [REDACTED BY EMORY]. COMPANY shall further provide LICENSOR, promptly upon request, copies of any IND, NDA or other documents required for regulatory approvals for Sale in the United States and any foreign countries for such [REDACTED BY EMORY] and any other data and information otherwise necessary or useful in connection with the development thereof provided that such termination has occurred with respect to such countries. COMPANY shall, further permit LICENSOR and any licensee of LICENSOR to cross-reference such filings for such [REDACTED BY EMORY] and shall sell LICENSOR or LICENSOR’s licensees any Licensed Compounds or intermediates used in the synthesis of such Licensed Compounds (and not being used by COMPANY for the synthesis of other compounds) at COMPANY’s cost.

(d) Prior to exercising any rights under this Section, LICENSOR shall give COMPANY [REDACTED BY EMORY] notice and shall meet with COMPANY, at COMPANY’s request and expense, during such [REDACTED BY EMORY] period, to discuss any disagreements about whether COMPANY has complied with the requirements of this Section. Upon expiration of such [REDACTED BY EMORY] period, LICENSOR shall have the right in its sole discretion to proceed with the exercise of all rights and remedies provided for herein unless the applicable diligence obligation is met during such [REDACTED BY EMORY] period.

6.3 PROGRESS REPORTS. COMPANY shall, no less frequently than once every [REDACTED BY EMORY] until a Licensed Product has been Registered, provide LICENSOR with a written report detailing all activities of COMPANY, its Affiliates and sublicensees related

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to developing Licensed Products, except to the extent required to do so more frequently pursuant to Section 6.2.

6.4 DEVELOPMENT OUTSIDE UNITED STATES. No later than COMPANY’s filing of an NDA for a Licensed Product in the United States, COMPANY shall directly, or through or in collaboration with Affiliates and sublicensees, commence its best efforts:

(a) to obtain Registration for a Licensed Product in such other countries of the Licensed Territory as COMPANY or COMPANY’s Affiliates and sublicensees deem appropriate; and

(b) upon Registration of a Licensed Product in a particular country proceed with due diligence to market such Licensed Product in such country.

ARTICLE 7. PATENT PROSECUTION

7.1 LICENSED PATENTS ASSIGNED TO LICENSOR.

(a) LICENSOR shall be primarily responsible for all patent prosecution activities pertaining to Licensed Patents assigned solely to LICENSOR. LICENSOR shall select patent counsel, acceptable to COMPANY, to prosecute, acquire from the relevant patent offices, defend and maintain and handle any litigation, interference, opposition or other action pertaining to the validity, enforceability, allowability or subsistence (all of the foregoing activities being referred to as “Patent Prosecution Activities”) of all such Licensed Patents and shall provide COMPANY with copies of all filings and correspondence pertaining to such Patent Prosecution Activities (pre and post the date hereof), in a timely manner, so as to give COMPANY an opportunity to comment thereon. To the extent reasonably possible, LICENSOR shall pursue Patent Prosecution Activities in respect of such Licensed Patents in at least the following countries: [REDACTED BY EMORY] and [REDACTED BY EMORY]. LICENSOR shall, upon COMPANY’s request, pursue Patent Prosecution Activities of such Licensed Patents in additional countries. If LICENSOR decides to abandon or allow to lapse any patent application or patent within the Licensed Patents or discontinue any other Patent Prosecution Activities in respect thereof in any country of the Licensed Territory, LICENSOR shall inform COMPANY and COMPANY shall be given the opportunity to assume Patent Prosecution Activities in respect thereof.

(b) COMPANY shall reimburse LICENSOR, not later than thirty (30) days after receiving an invoice from LICENSOR (and reasonable substantiation thereof if requested by COMPANY), for all reasonable out-of-pocket expenses incurred by LICENSOR in respect of such Patent Prosecution Activities on or after the eight (8) month anniversary of the date of this Agreement. LICENSOR shall be responsible for all expenses incurred by it in respect of such Patent Prosecution Activities prior to such eight (8) month anniversary date. Invoices shall be submitted once in respect of each calendar quarter as promptly as practicable after the end of such quarter. If COMPANY fails to promptly reimburse LICENSOR for any undisputed expenses for Patent Prosecution Activities respecting any patent application or issued patent assigned solely to LICENSOR within the time allowed therefor, upon at least thirty (30) days’

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prior notice to COMPANY, such patent application or issued patent shall not be considered a Licensed Patent and LICENSOR shall be free, at its election, to abandon or maintain the prosecution of such patent application or issued patent or grant rights to such patent application or issued patent to third parties.

(c) COMPANY reserves the right to terminate its obligations pursuant to Section 7.1 with respect to any patent application or patent included in the Licensed Patents in any country or countries upon at least thirty (30) days’ prior written notice to LICENSOR. After the date specified in such notice on which COMPANY’s obligation to pay further expenses for Patent Prosecution Activities terminates, such patent application or patent, as the case may be, shall no longer be included in the Licensed Patents in those countries in which COMPANY has exercised its rights to terminate such obligations.

7.2 LICENSED PATENTS JOINTLY ASSIGNED TO COMPANY AND LICENSOR. Any invention relating to a Licensed Compound, the invention of which under applicable patent law is attributed jointly to at least one employee of LICENSOR and at least one employee of COMPANY, shall be assigned by such employees to such LICENSOR and COMPANY. Any such jointly assigned patent, or patent application which includes claims to any Licensed Products shall be considered a Licensed Patent and subject to the terms of this Agreement. COMPANY shall be primarily responsible for all Patent Prosecution Activities pertaining to Licensed Patents jointly assigned to LICENSOR and COMPANY. COMPANY shall select patent counsel, acceptable to LICENSOR, to pursue Patent Prosecution Activities in respect of all such Licensed Patents and shall provide LICENSOR with copies of all filings and correspondence pertaining to such Patent Prosecution Activities, in a timely manner, so as to give LICENSOR an opportunity to comment thereon. COMPANY shall advise such patent counsel in writing that for purposes of such Patent Prosecution Activities, such counsel represents both COMPANY and LICENSOR. COMPANY shall further inform LICENSOR of any decision by COMPANY to discontinue any Patent Prosecution Activities in respect of any pending patent application or issued patent promptly upon reaching such decision and in any case, no less than thirty (30) days before the discontinuance thereof. COMPANY shall be solely responsible for all expenses incurred by COMPANY in prosecuting and maintaining such patents. COMPANY shall pursue Patent Prosecution Activities of such Licensed Products in those countries it deems reasonably appropriate after consultation with LICENSOR. If COMPANY fails to timely pursue Patent Prosecution Activities in respect of any patent application or issued patent jointly assigned to COMPANY and LICENSOR in any country in which LICENSOR wishes to pursue such Patent Prosecution Activities, LICENSOR shall be free at its sole expense, to continue or discontinue any or all of the Patent Prosecution Activities in respect of such patent application or issued patent in such country or grant their rights to such patent application or issued patent to third parties. Thereafter, LICENSOR’s rights to such patent application and issued patent shall no longer be included in the license granted pursuant to Section 2.1 and COMPANY shall further, upon LICENSOR’s request, license COMPANY’s rights under such jointly assigned patents to LICENSOR or any licensees of LICENSOR, non-exclusively on a royalty free basis.

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ARTICLE 8. INFRINGEMENT

8.1 THIRD PARTY INFRINGEMENT. If COMPANY or LICENSOR becomes aware of any activity that it believes infringes a Valid Claim, the party obtaining such knowledge shall promptly advise the other of all relevant facts and circumstances pertaining to the potential infringement. COMPANY shall have the right to enforce any rights within the Licensed Patents or the Licensed Technology against such infringement, at its own expense. LICENSOR shall cooperate with COMPANY in such effort, at COMPANY’s expense, including being joined as a party to such action if necessary. COMPANY may deposit up to [REDACTED BY EMORY] of any running royalties and Milestone Payments which are otherwise payable to LICENSOR during the pendency of any such infringement action in an interest-bearing escrow account (bearing interest at rates comparable to other COMPANY deposits of immediately available funds). COMPANY shall, upon the final resolution or settlement of such infringement action, provide LICENSOR with an accounting of the total royalty payments and Milestone Payments escrowed (and interest thereon) and COMPANY’s expenses incurred in such infringement action. COMPANY shall be entitled to offset any expenses which COMPANY fails to recoup from any damage award or settlement payments arising from such infringement action against such escrowed royalties. Any escrowed payments (and interest thereon) in excess of COMPANY’s unrecouped expenses shall be immediately paid to LICENSOR. Any damage award or settlement payments made to COMPANY in excess of COMPANY’s expenses shall be treated as royalty bearing Sales of Licensed Products and COMPANY shall make royalty payments on such revenues in accordance with Article 3 of this Agreement.

8.2 LICENSOR’S RIGHT TO PURSUE THIRD PARTY INFRINGERS. If COMPANY shall fail, within one hundred twenty (120) days after receiving notice from LICENSOR of a potential infringement, or providing LICENSOR with notice of such infringement, to either (a) terminate such infringement or (b) institute an action to prevent continuation thereof and, thereafter, to prosecute such action diligently, or if COMPANY notifies LICENSOR that it does not plan to terminate the infringement or institute such action, then LICENSOR shall have the right to do so at its own expense. COMPANY shall cooperate with LICENSOR in such effort, including being joined as a party to such action if necessary. LICENSOR shall be entitled to retain all damages or costs awarded to LICENSOR in such action.

ARTICLE 9. WARRANTIES; EXCLUSION OF WARRANTIES;

AND INDEMNIFICATION

9.1 WARRANTIES OF LICENSOR.

(a) LICENSOR represents and warrants that, to the best of its knowledge:

(i) LICENSOR has disclosed to COMPANY all potential patent rights in the control of third parties known to LICENSOR which may be needed to commercialize any Licensed Products; and

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(ii) APPENDIX “A” is a complete list of all patents and patent applications included in the Licensed Patents as of the date hereof. LICENSOR will, from time to time during the term of this Agreement, promptly provide COMPANY, upon request, with an updated version of APPENDIX “A”.

(b) LICENSOR further represents and warrants that (i) it is the exclusive owner or, in the case of the patents and patent applications licensed pursuant to the Yale Agreement, the exclusive licensee, of all right, title and interest in the patents and patent applications identified in APPENDIX “A” as of the date hereof, subject to the rights of the U.S. Government as described in the U.S. Government Licenses; and (ii) all patents and patent applications licensed by it pursuant to the Yale Agreement are identified on APPENDIX “A”.

For purposes of the representation and warranty set forth in clause (i) of Subsection 9.1(a), “LICENSOR” shall mean the Inventor and any employees of EMORY who work in the technology transfer area. COMPANY acknowledges that LICENSOR has not undertaken any investigation with respect to the potential patent rights of any third party.

9.2 WARRANTIES OF EACH PARTY. Each party hereto represents to the others that it is free to enter into this Agreement and to carry out all of the provisions hereof, including, in the case of LICENSOR, its grant to COMPANY of the license described in Section 2.1.

9.3 MERCHANTABILITY AND EXCLUSION OF WARRANTIES. COMPANY possesses the necessary expertise and skill in the technical areas pertaining to the Licensed Patents, Licensed Products and Licensed Technology to make, and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Patents, Licensed Products and Licensed Technology. ACCORDINGLY, EXCEPT AS SET FORTH IN SECTIONS 9.1 AND 9.2, LICENSOR DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE VALIDITY OF LICENSED PATENTS, LICENSED TECHNOLOGY OR LICENSED PRODUCTS AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF THE LICENSED PATENTS, LICENSED TECHNOLOGY OR LICENSED PRODUCTS.

9.4 NO LIABILITY FOR CONSEQUENTIAL DAMAGES AND LIMITATION OF LIABILITY. LICENSOR shall not be liable to COMPANY or COMPANY’s Affiliates, customers or sublicensees for compensatory, special, incidental, indirect, consequential or exemplary damages resulting from the manufacture, testing, design, labeling, use or sale of Licensed Products by or through COMPANY, its Affiliates or sublicensees. This Section shall not affect COMPANY’s rights hereunder to any credit or royalty reduction explicitly permitted elsewhere herein.

9.5 INDEMNIFICATION.

(a) COMPANY shall defend, indemnify, and hold harmless the Indemnitees, from and against any and all claims, demands, loss, liability, expense, or damage (including

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investigative costs, court costs and reasonable attorneys’ fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of, or in connection with, any and all personal injury (including death) and property damage caused or contributed to, in whole or in part, by manufacture, testing, design, use, Sale, or labeling of any Licensed Products by COMPANY or COMPANY’s Affiliates, contractors, agents or sublicensees. COMPANY’s obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

(b) LICENSOR shall indemnify and hold Indemnitees harmless from and against any and all claims, demands, loss, liability, expense or damage (including investigative costs, court costs and reasonable attorneys’ fees) Indemnitees may suffer, pay or incur as a result of claims, demands or actions against any of the Indemnitees arising by reason of, or in connection with, the breach by LICENSOR of any of their representations and warranties set forth in this Agreement.

9.6 INSURANCE. Without limiting COMPANY’s indemnity obligations under the preceding Section, COMPANY shall, to the extent available at commercially reasonable rates and prior to any clinical trial or Sale of any Licensed Product, cause to be in force, an [REDACTED BY EMORY] insurance policy which:

(a) insures LICENSOR and its Indemnitees for all claims, damages, and actions mentioned in Section 9.5(a) of this Agreement; and

(b) requires the insurance carrier to provide LICENSOR with no less than [REDACTED BY EMORY] written notice of any change in the terms or coverage of the policy or its cancellation; and

(c) provides Indemnitees product liability coverage in an amount no less than [REDACTED BY EMORY] per occurrence for bodily injury and [REDACTED BY EMORY] per occurrence for property damage, subject to a reasonable aggregate amount, as determined by COMPANY.

9.7 NOTICE OF CLAIMS; INDEMNIFICATION PROCEDURES.

(a) COMPANY shall promptly notify LICENSOR of all claims involving the Indemnitees for which indemnification is or may be provided in Section 9.5(a) and shall advise LICENSOR of the policy amounts that might be needed to defend and pay any such claims.

(b) An Indemnitee which intends to claim indemnification under this Article shall promptly notify the other party (the “Indemnitor”) in writing of any matter in respect of which the Indemnitee or any of its employees or agents intend to claim such indemnification. The Indemnitee shall permit, and shall cause its employees and agents to permit, the Indemnitor, at its discretion, to settle any such matter and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement does not adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights. No such matter shall be settled

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without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any matter covered by the applicable indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

ARTICLE 10. CONFIDENTIALITY

10.1 TREATMENT OF CONFIDENTIAL INFORMATION. Except as otherwise provided hereunder, during the term of this Agreement and for a period of [REDACTED BY EMORY] thereafter:

(a) COMPANY and its Affiliates and sublicensees shall retain in confidence and use only for purposes of this Agreement, any written information and data supplied by LICENSOR to COMPANY under this Agreement; and

(b) LICENSOR shall retain in confidence and use only for purposes of this Agreement any written information and data supplied by COMPANY or on behalf of COMPANY to LICENSOR under this Agreement.

For purposes of this Agreement, all such information and data which a party is obligated to retain in confidence shall be called “Information.”

10.2 RIGHT TO DISCLOSE. To the extent that it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, or any rights which survive termination or expiration hereof, each party may disclose Information to its Affiliates, sublicensees, consultants, outside contractors, actual or prospective investors, governmental regulatory authorities and clinical investigators on condition that such entities or persons agree:

(a) to keep the Information confidential for a [REDACTED BY EMORY] time period and to the same extent as each party is required to keep the Information confidential; and

(b) to use the Information only for such purposes as such parties are authorized to use the Information.

Each party or its Affiliates or sublicensees may disclose Information to the government or other regulatory authorities to the extent that such disclosure (i) is necessary for the prosecution and enforcement of patents, or authorizations to conduct clinical trials or commercially market Licensed Products, provided such party is then otherwise entitled to engage in such activities during the term of this Agreement or thereafter in accordance with the provisions of this Agreement, or (ii) is legally required.

10.3 RELEASE FROM RESTRICTIONS. The obligation not to disclose Information shall not apply to any part of such Information that:

(a) is or becomes patented, published or otherwise part of the public domain, other than by unauthorized acts of the party obligated not to disclose such Information (for purposes of this Article 10 the “receiving party”) or its Affiliates or sublicensees in contravention of this Agreement; or

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(b) is disclosed to the receiving party or its Affiliates or sublicensees by a third party provided that such Information was not obtained by such third party directly or indirectly from the other party to this Agreement; or

(c) prior to disclosure under this Agreement, was already in the possession of the receiving party, its Affiliates or sublicensees, provided that such Information was not obtained directly or indirectly from the other party to this Agreement; or

(d) results from research and development by the receiving party or its Affiliates or sublicensees, independent of disclosures from the other party of this Agreement, provided that the persons developing such information have not had exposure to the information received from the other party to this Agreement; or

(e) is required by law to be disclosed by the receiving party, provided that the receiving party uses reasonable efforts to notify the other party immediately upon learning of such requirement in order to give the other party reasonable opportunity to oppose such requirement; or

(f) COMPANY and LICENSOR agree in writing may be disclosed.

ARTICLE 11. TERM AND TERMINATION

11.1 TERM. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the date of this Agreement and shall continue in full force and effect until the expiration of (a) the last to expire Valid Claim or (b) COMPANY’s obligations to pay royalties hereunder, whichever is last to occur.

11.2 TERMINATION. LICENSOR shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events, provided that LICENSOR has given COMPANY the notice required in Section 11.3 and COMPANY has failed to cure the breach described in such notice:

(a) failure of COMPANY to make any payment required pursuant to this Agreement when due; or

(b) failure of COMPANY to timely issue COMPANY stock to LICENSOR or certain Inventors as designated by LICENSOR in accordance with the certain Restricted Stock Purchase Agreement between LICENSOR and COMPANY of even date herewith; or

(c) failure of COMPANY to render reports to LICENSOR as required by this Agreement; or

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(d) the institution of any proceeding by COMPANY under any bankruptcy, insolvency, or moratorium law; or

(e) any assignment by COMPANY of substantially all of its assets for the benefit of creditors; or

(f) placement of COMPANY’s assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter and provided that in the case of in involuntary bankruptcy proceeding, which is contested by COMPANY, such termination shall not become effective until the bankruptcy court of jurisdiction has entered an order upholding the petition; or

(g) a decision by COMPANY or COMPANY’s permitted assignee of rights under this Agreement to quit the business of developing or selling Licensed Products; or

(h) the breach by COMPANY of any other material term of this Agreement.

11.3 EXERCISE. LICENSOR may exercise its right of termination by giving COMPANY, its trustees, receivers or assigns, thirty (30) days’ prior written notice of LICENSOR’s election to terminate. Such notice shall include the basis for such termination. Upon the expiration of such period, this Agreement shall automatically terminate unless COMPANY has cured the breach.

Such notice and termination shall not prejudice LICENSOR’s right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim of LICENSOR.

11.4 FAILURE TO ENFORCE. The failure of LICENSOR, at any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of the right of LICENSOR thereafter to enforce each and every such provision of this Agreement.

11.5 TERMINATION BY COMPANY. COMPANY shall have the right to terminate this Agreement upon the occurrence of either of the following events:

(a) the breach of a material term of this Agreement by LICENSOR; or

(b) upon COMPANY’s convenience and written notice of such termination given to LICENSOR at least ninety (90) days prior to the date of such termination. The termination right set forth in this Subsection 11.5(b) may be exercised by COMPANY in respect of either or both Major Indications in the entire Licensed Territory or one or more countries of the Licensed Territory without affecting this Agreement in the remaining countries of the Licensed Territory.

11.6 EXERCISE. COMPANY may exercise its right of termination pursuant to Section 11.5(a) by giving LICENSOR thirty (30) days’ prior written notice of COMPANY’s election to terminate. The notice shall include the basis for such termination. Upon the expiration of such period, this Agreement shall automatically terminate unless LICENSOR has

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cured the breach. Such notice of termination shall not prejudice any cause of action or claim of COMPANY accrued or to accrue on account of any breach or default by LICENSOR.

11.7 EFFECT. If this Agreement is terminated as a result of COMPANY’s breach pursuant to Section 11.2, or is terminated in whole or in part (but only with respect to that part with respect to which termination occurs) in accordance with Section 11.5(b): (a) COMPANY shall use its best efforts to return, or at LICENSOR’s direction, destroy, all data, writings and other documents and tangible materials supplied to COMPANY by LICENSOR if the Agreement is terminated in whole; and (b) COMPANY shall further, upon LICENSOR’s request and with no need for additional consideration, grant LICENSOR a non-exclusive, royalty free license (with the right to sublicense) to all of COMPANY’s rights in any Licensed Patents and other patents owned by, licensed to (to the extent sublicensing is permissible and subject to the terms thereof, including any royalty obligations) or controlled by COMPANY which include claims covering or potentially covering the manufacture, use or sale of any Licensed Products, or derivatives or analogues thereof. COMPANY shall further provide LICENSOR with full and complete copies of all toxicity, efficacy, and other data generated by COMPANY or COMPANY’s Affiliates, sublicensees, contractors or agents in the course of COMPANY’s efforts to develop Licensed Products or obtain governmental approval for the Sale of Licensed Products, including but not limited to any IND, NDA or other documents filed with any government agency. LICENSOR and its licensees shall be authorized to cross-reference any such IND, NDA or other filings made in the United States or foreign countries where permitted by law. LICENSOR shall be authorized to provide data pertaining to the Licensed Patents and Licensed Technology to any third party with a bona fide interest in licensing such technology. Such data shall be provided on a confidential basis; provided, however, that if such third party concludes a license with LICENSOR, such third party shall be free to use such data for all purposes, including to obtain government approvals to sell any product containing any Licensed Compound.

COMPANY shall cooperate reasonably (at no unreimbursed expense to COMPANY) with any third party licensee of LICENSOR in pursuing governmental approval to sell any product containing any Licensed Compound, including but not limited to, permitting such third parties to cross-reference any NDA filed with the FDA or Registration obtained from the FDA or analogous documents filed or obtained in any foreign countries.

ARTICLE 12. ASSIGNMENT

COMPANY shall not assign this Agreement or any part thereof without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld or delayed. COMPANY may, however, without consent, assign or sell its rights under this Agreement (a) in connection with the transfer or sale of substantially its entire business to which this Agreement pertains, (b) in the event of its merger or consolidation with another company, or (c) to an Affiliate. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party has under this Agreement. Any assignee of this Agreement shall assume all accrued and prospective obligations including but not limited to those set forth

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in Articles 6 and 7. Any such assignee shall further, within sixty (60) days of becoming the assignee of rights hereunder, meet with LICENSOR’s representatives, to discuss such assignee’s plans for the future development of the Licensed Products. If such assignee determines that it does not wish to continue the development or marketing obligations required under this Agreement or otherwise attempt to sublicense its rights, then such assignee shall immediately terminate this Agreement; provided, however, that any sublicense must be consummated no later than one hundred and eighty (180) days from the effective date of the assignment to such assignee. Any such termination shall be treated as a termination under Subsection 11.5(b).

ARTICLE 13. TRANSFER OF LICENSED TECHNOLOGY

Within sixty (60) days following the date hereof and as far as it has not previously done so, LICENSOR shall supply COMPANY with all available Licensed Technology. With respect to any Licensed Technology which becomes known to LICENSOR during the term of this Agreement, such disclosure will be made at least semi-annually or sooner, if practicable.

ARTICLE 14. REGISTRATION OF LICENSE

COMPANY, at its expense, may register the license granted under this Agreement in any country of the Licensed Territory where the use, sale or manufacture of a Licensed Product in such country would be covered by a Valid Claim. Upon request by COMPANY, LICENSOR agrees promptly to execute any “short form” licenses submitted to it by COMPANY in order to effect the foregoing registration in such country.

ARTICLE 15. NOTIFICATION AND AUTHORIZATION UNDER DRUG PRICE

COMPETITION AND PATENT TERM

RESTORATION ACT

15.1 NOTICES RELATING TO THE ACT. LICENSOR shall use its best efforts to notify COMPANY of (a) the issuance of each U.S. patent included among the Licensed Patents, giving the date of issue and patent number for each such patent; and (b) each notice pertaining to any patent included among the Licensed Patents which LICENSOR receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter the “Act”), including but not necessarily limited to notices pursuant to Sections 101 and 103 of the ACT From persons who have filed an abbreviated NDA (“ANDA”) of a “paper” NDA. Such notices shall be given promptly, but in any event within ten (10) days of LICENSOR’s notice of each such patent’s date of issue or receipt of each such notice pursuant to the Act, whichever is applicable.

15.2 AUTHORIZATION RELATING TO PATENT TERM EXTENSION. LICENSOR hereby authorizes COMPANY (a) to include in any NDA for a Licensed Product, as COMPANY may deem appropriate under the Act, a list of patents included among the Licensed Patents that relate to such Licensed Product and such other information as COMPANY in its reasonable discretion believes is appropriate to be filed pursuant to the Act; (b) to commence suit for any infringement of the Licensed pursuant to Sections 101 and 103 of the Act from persons

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Patents under Section the submission by a third party of an IND or a paper NDA for a Licensed Product 271(e) (2) of Title 35 of the United States Code occasioned by pursuant to (which consent will not be unreasonably withheld or delayed), to exercise any rights that may be exercisable by LICENSOR as patent owner under the Act to apply for an extension of the term of any patent included among the Licensed Patents. In the event that applicable law in any other country of the Licensed Territory hereafter provides for the extension of the term of any patent included among the Licensed Patents in such country, upon request by COMPANY, LICENSOR shall use its best efforts to obtain such extension or, in lieu thereof, shall authorize COMPANY or, if requested by COMPANY or its sublicensees to apply for such extension, in consultation with LICENSOR. LICENSOR agrees to cooperate with COMPANY or its sublicensees, as applicable, in the exercise of the authorization granted herein or which may be granted pursuant to this Section 15.2 and will execute such documents and take such additional action as COMPANY may reasonably request in connection therewith, including, if necessary, permitting itself to be joined as a proper party in any suit for infringement brought by COMPANY under subsection (b) above. The provisions of Article 8 shall apply to any suit for infringement brought by COMPANY under subsection (b) above. In the event COMPANY decides not to commence suit for infringement under subsection (b) above, COMPANY will notify LICENSOR of its decision within thirty (30) days so that LICENSOR may institute such litigation itself, if it wishes, at its own cost and expense.

ARTICLE 16. MISCELLANEOUS

16.1 ARBITRATION. Any controversy, claim or dispute regarding (a) COMPANY’s failure to meet its diligence obligations in accordance with Article 6 of this Agreement, including, without limitation, any dispute concerning the scope of this arbitration clause or (b) the size of any royalty reduction pursuant to Subsection 3.9(b), shall be resolved through arbitration conducted under the auspices of the American Arbitration Association pursuant to that organization’s rules for commercial arbitration. Any hearings requested by COMPANY shall be held in Atlanta, Georgia. Any hearings requested by LICENSOR shall be held in Durham, North Carolina.

16.2 EXPORT CONTROLS. COMPANY acknowledges that LICENSOR is subject to United States laws and regulations controlling the export of technical data, biological materials, chemical compositions and other commodities and that LICENSOR’s obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data, biological materials, chemical compositions and commodities may require a license from the cognizant agency of the United States government or written assurances by COMPANY that COMPANY shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies, or as otherwise prescribed by applicable law or regulation. LICENSOR neither represents that an export license shall not be required nor that, if required, such export license shall issue.

16.3 LEGAL COMPLIANCE. COMPANY shall comply with all laws and regulations relating to its manufacture, use, sale, labeling or distribution of Licensed Products and shall not

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take any action which would cause LICENSOR or COMPANY to violate any laws or regulations.

16.4 INDEPENDENT CONTRACTOR. COMPANY’s relationship to LICENSOR shall be that of a licensee only. COMPANY shall not be the agent of LICENSOR and shall have no authority to act for, or on behalf of, LICENSOR in any matter.

Persons retained by COMPANY as employees or agents shall not, by reason thereof, be deemed to be employees or agents of LICENSOR.

16.5 PATENT MARKING. COMPANY shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the intellectual property laws in force in such countries. The foregoing obligations shall be subject to size and space limitations.

16.6 USE OF NAMES. COMPANY shall obtain the prior written approval of LICENSOR prior to making use for any commercial purpose of the name of any of the Inventors, any employee of the LICENSOR, except that COMPANY may identify LICENSOR to prospective investors and in public announcements relating to consummation of this Agreement.

16.7 EFFECT. This Agreement shall not become effective or binding upon the parties until signed by LICENSOR’s Executive Vice President and the President or any other authorized officer of COMPANY.

16.8 GOVERNING LAW. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia and the United States of America.

16.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between LICENSOR and COMPANY with respect to the subject matter hereof and shall not be modified, amended or terminated, except as herein provided or except by another agreement in writing executed by the parties hereto.

16.10 SURVIVAL. Articles 9 and 10 shall survive termination of this Agreement for any reason. Section 11.7 shall survive termination pursuant to Section 11.2 or 11.5(b). Upon expiration of this Agreement, COMPANY shall have a fully paid up license to use the Licensed Technology.

16.11 SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement, not essential to the commercial purpose of this Agreement, shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the

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subject matter hereof, and all such remaining provisions, or portions thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of the illegal, invalid, or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

16.12 FORCE MAJEURE. Any delays in, or failure of performance of any party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other concerted acts of workmen, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

16.13 ATTORNEYS’ FEES. If any action at law, in equity or under Section 16.1 of this Agreement is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

16.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 17. NOTICES

17.1 NOTICES. All notices, statements, and reports required to be given under this Agreement shall be in writing and shall be deemed to have been given upon delivery in person or, when deposited (a) in the mail in the country of residence of the party giving the notice, registered or certified postage prepaid or (b) with a professional courier service (e.g. FedEx or UPS), and addressed as follows:

To LICENSOR:	Emory University
Director of Licensing and Patent Counsel
2009 Ridgewood Drive
Atlanta, Georgia 30322
Attention: Vincent La Terza

With an Informational Copy to:	Emory University
Office of the Vice President and General Counsel
401 Administration Building
Atlanta, Georgia 30322
Attention: Joseph Crooks, Esq.

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To COMPANY:	Triangle Pharmaceuticals Inc.
4 University Place
4611 University Drive
Durham, NC 27707
Attention: Company Secretary

Any party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above, by telex, facsimile or cable, provided that the party giving such notice obtains acknowledgment by telex, facsimile or cable that such notice has been received by the party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgment has been transmitted.

17.2 ADDITIONAL PROVISIONS. Each party shall use reasonable efforts to give any material notice hereunder by use of a professional courier service, provided, that failure to do so shall have no effect if such notice is given in any other manner prescribed by Subsection 17.1. COMPANY shall use reasonable efforts to provide an informational copy of any notice to LICENSOR’s Office of the Vice President and General Counsel as set forth in Subsection 17.1, provided, that failure to do so shall have no effect if such notice is given to LICENSOR as otherwise prescribed in Subsection 17.1.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK].

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IN WITNESS WHEREOF, LICENSOR and COMPANY have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated below.

LICENSOR:

EMORY UNIVERSITY

By:	/s/ John Temple
John Temple
Executive Vice President

COMPANY:

TRIANGLE PHARMACEUTICALS, INC.

By:	/s/ David Barry
Name: David Barry
Title:

[SIGNATURE PAGE FOR FTC LICENSE AGREEMENT]

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